Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

CBR HOLDCO, LLC,

CBR ACQUISITION HOLDINGS CORP.

and

AMAG PHARMACEUTICALS, INC.

June 29, 2015

The Stock Purchase Agreement (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of AMAG Pharmaceuticals, Inc. (“AMAG”), CBR Acquisition Holdings Corp. (“CBR”), or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by AMAG or CBR.

i

5.05	Governmental Consents	24
5.06	Litigation	24
5.07	Brokerage	24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24
6.01	Organization and Organizational Power	24
6.02	Authorization	25
6.03	No Violation	25
6.04	Governmental Consents	25
6.05	Litigation	25
6.06	Brokerage	25
6.07	Investment Representation	25
6.08	Financing	26
6.09	Solvency	27

ARTICLE VII COVENANTS OF THE COMPANY AND THE SELLER		27
7.01	Conduct of the Business	27
7.02	Access to Books and Records	30
7.03	Regulatory Filings	30
7.04	Conditions	31
7.05	Exclusive Dealing	31
7.06	Notification	31
7.07	Section 280G Approval	32
7.08	Cooperation with Debt Financing Sources	32

ARTICLE VIII COVENANTS OF THE PURCHASER		35
8.01	Access to Books and Records	35
8.02	Notification	35
8.03	Director and Officer Liability and Indemnification	36
8.04	Employment and Benefit Arrangements	37
8.05	Regulatory Filings	37
8.06	Conditions	39
8.07	Contact with Employees, Customers and Suppliers	39
8.08	Financing	39

ARTICLE IX TERMINATION		41
9.01	Termination	41
9.02	Effect of Termination	42

ARTICLE X ADDITIONAL COVENANTS		42
10.01	Provision Respecting Legal Representation	42
10.02	Tax Matters	44

ARTICLE XI SURVIVAL; INDEMNIFICATION		46
11.01	Survival of Representations and Warranties and Covenants	46
11.02	Indemnification; Limits on Indemnification	47
11.03	Claims Notice	49

11.04	Recovery of Losses	50
11.05	Exclusive Remedy	50
11.06	Mitigation	51
11.07	Purchase Price Adjustment	51

ARTICLE XII DEFINITIONS		51
12.01	Definitions	51
12.02	Other Definitional Provisions	60
12.03	Index of Defined Terms	60

ARTICLE XIII MISCELLANEOUS		62
13.01	Representations, Warranties, Covenants and Agreements	62
13.02	Press Releases and Communications	63
13.03	Expenses	63
13.04	Notices	63
13.05	Assignment	64
13.06	Severability	65
13.07	References	65
13.08	Construction	65
13.09	Amendment and Waiver	66
13.10	Complete Agreement	66
13.11	Third-Party Beneficiaries	66
13.12	Purchaser Deliveries	66
13.13	Delivery by Electronic Transmission	66
13.14	Counterparts	67
13.15	Governing Law	67
13.16	Jurisdiction	67
13.17	Waiver of Trial by Jury	67
13.18	Non-Recourse	68
13.19	Specific Performance	68
13.20	Time is of the Essence	69

INDEX OF EXHIBITS

Exhibit A—Calculation Methodology

Exhibit B—Rules of Engagement for Valuation Firm

Exhibit C—Form of Limited Guaranty

INDEX OF SCHEDULES

Adjustment Amount Schedule

Affiliated Transactions Schedule

Authorization Schedule

Brokerage Schedule

Capitalization Schedule

Closing Indebtedness Schedule

Compliance with Laws Schedule

Conduct of Business Schedule

Contracts Schedule

Developments Schedule

Employee Benefits Schedule

Environmental Schedule

Financial Statements Schedule

Insurance Schedule

Intellectual Property Schedule

Labor Matters Schedule

Leased Real Property Schedule

Liens Schedule

Litigation Schedule

Owned Real Property Schedule

Permitted Liens Schedule

Registrations Schedule

Subsidiaries Schedule

Taxes Schedule

Transaction Expenses Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2015, is made by and among CBR Acquisition Holdings Corp., a Delaware corporation (the “Company”), AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), and CBR Holdco, LLC, a Delaware limited liability company (the “Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

WHEREAS, the Seller is the owner of 1,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”);

WHEREAS, the Shares represent all of the issued and outstanding equity securities (and rights to acquire equity securities) of the Company; and

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.01                        Sale and Purchase of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees that it shall purchase and accept delivery from the Seller of, all of the Shares, which Shares shall constitute all of the outstanding equity securities (and rights to acquire equity securities) of the Company, free and clear of all Liens other than applicable federal and state securities law restrictions.

1.02                        Consideration.  As consideration for the Shares, the Purchaser shall deliver to the Seller, in the manner and as adjusted as described herein, an amount equal to the Closing Cash Consideration.

1.03                        Closing Calculations.  Not less than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to the Purchaser a schedule (the “Estimated Statement”) setting forth its good faith estimates of (i) Cash (“Estimated Cash”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Transaction Expenses (“Estimated Transaction Expenses”), and (iv) Net Working Capital (the “Estimated Net Working Capital Amount”), together with a schedule calculating in reasonable detail such amounts.  From the delivery of the Estimated Statement until the Closing, the Seller and the Company shall (i) give the Purchaser and its advisers reasonable access to their respective books, records and personnel relating to the preparation of the Estimated Statement and calculations of the amounts set forth therein and (ii) reasonably consider any good faith comments from the Purchaser relating to any such amounts.

1.04                        Final Closing Balance Sheet Calculation.  As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchaser will deliver to the Seller a statement showing the calculation of Cash, Indebtedness, Transaction Expenses and Net Working Capital (the “Preliminary Statement”).  The calculations of Cash, Indebtedness, Transaction Expenses and Net Working Capital shall be determined (including for purposes of Section 1.03) on a consolidated basis (of the Company and its Subsidiaries, and not on a consolidated basis of the Purchaser and its Subsidiaries) in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the calculation of Net Working Capital set forth on Exhibit A and, to the extent not specified on Exhibit A, in the preparation of the Latest Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments (related to the transactions contemplated hereby) or other changes arising from or resulting as a consequence of the transactions contemplated hereby.  The parties agree that the purpose of determining Cash, Indebtedness, Transaction Expenses and Net Working Capital and the related purchase price adjustment contemplated by this Section 1.04 is to (i) measure the amount of Cash, Indebtedness and Transaction Expenses and (ii) measure changes in Net Working Capital against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining Cash, Indebtedness, Transaction Expenses or Net Working Capital. After delivery of the Preliminary Statement, the Purchaser shall cause the Company to provide the Seller and its accountants and other representatives reasonable access to review the Company’s and its Subsidiaries’ books and records and any work papers related to the preparation of the Preliminary Statement.  The Seller and its accountants and other representatives may make inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and the Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries.  If the Seller has any objections to the Preliminary Statement, the Seller shall deliver to the Purchaser a statement setting forth in reasonable detail each objected item or amount and the basis for such objection, together with supporting calculations (an “Objections Statement”).  If an Objections Statement is not delivered to the Purchaser within sixty (60) days after delivery of the Preliminary Statement to the Seller, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to Duff & Phelps Corporation (the “Valuation Firm”).  Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute.  The Valuation Firm shall make a final determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital, and the resulting Final Cash Consideration calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B.  The parties will cooperate with the Valuation Firm during the term of its engagement.  The determination of Cash, Indebtedness, Transaction Expenses and Net Working Capital as of the Closing Date, and the resulting Final Cash Consideration calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

1.05                        Post-Closing Adjustment Payment.  If the Final Cash Consideration is greater than the Closing Cash Consideration, the Purchaser shall promptly (but in any event within two (2) Business Days) pay to the Seller the amount of such excess, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser.  If the Final Cash Consideration is less than the Closing Cash Consideration, the Seller shall promptly (but in any event within two (2) Business Days) pay to the Purchaser the absolute value of such difference by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchaser to the Seller.  For the avoidance of doubt, (a) clauses (a) and (b) of the Adjustment Amount Schedule shall not be subject to any adjustment pursuant to this Section 1.05, and (b) clause (c) of the Adjustment Amount Schedule shall be subject to adjustment pursuant to this Section 1.05.

ARTICLE II

THE CLOSING

2.01                        The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“K&E”) located at 300 North LaSalle, Chicago, Illinois 60654, or remotely via electronic exchange of documents and signatures, at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver (by the party entitled to the benefit of such condition) of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Company; provided that, if the Marketing Period has not ended as of the above referenced time, the Closing will occur on the earlier of (x) a date during the Marketing Period specified by the Purchaser in writing on no fewer than two (2) Business Days’ notice to the Company and (y) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case subject to the satisfaction (or waiver by the Party entitled to the benefit of such condition) of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing), or at such other date as is mutually agreeable to the Purchaser and the Company.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.02                        The Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a)                                 the Purchaser shall deliver to the Seller the Closing Cash Consideration, by wire transfer of immediately available funds to the account(s) designated in writing by the Seller prior to the Closing;

(b)                                 the Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on the Closing Indebtedness Schedule, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness at least two (2) Business Days prior to the Closing;

(c)                                  the Seller shall deliver to the Purchaser the stock certificate representing all of the Shares, free and clear of all Liens other than applicable federal and state securities law restrictions, which certificate shall be endorsed to the Purchaser or accompanied by a stock power executed in blank;

(d)                                 the Purchaser shall pay, or cause to be paid, on behalf of the Seller and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Company at least two (2) Business Days prior to the Closing; and

(e)                                  the Purchaser, the Company and the Seller shall make such other deliveries as are required by Article III.

2.03                        Withholding.  The Purchaser and the Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law.  To the extent that amounts are so withheld by the Purchaser or the Company, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Purchaser or the Company, as applicable.

ARTICLE III

CONDITIONS TO CLOSING

3.01                        Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties set forth in Article IV and Article V (other than the Company Fundamental Reps, the Seller Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article IV and Article V that address matters as of particular dates (other than the Company Fundamental Reps and the Seller Fundamental Reps) shall be true and correct as of such dates, except where the failure of such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not, individually or in the aggregate, had a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) the Company Fundamental Reps and the Seller Fundamental Reps shall be true and correct in all but de minimis respects as of the Closing Date as though then made;

(b)                                 Each of the Seller and the Company shall have performed in all material respects all of the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  The applicable waiting periods under the HSR Act shall have expired or been terminated;

(d)                                 There shall not have been a Material Adverse Effect since the date of this Agreement;

(e)                                  No judgment, decree or judicial order shall have been entered which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded; and

(f)                                   The Seller or the Company, as applicable, shall have delivered to the Purchaser each of the following:

(i)                                     a certificate from each of the Seller and of the Company, executed by an authorized officer of each of the Seller and of the Company, respectively, and dated as of the Closing Date, stating that the conditions specified in Sections 3.01(a) and 3.01(b), as they relate to the Seller and the Company, respectively, have been satisfied;

(ii)                                  the Seller shall have delivered to the Purchaser a certificate, executed by an authorized officer thereof, duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(iii)                               evidence reasonably satisfactory to the Purchaser of the termination of each Affiliate Agreement that is noted with an asterisk (*) on the Affiliated Transactions Schedule as to be terminated at or prior to Closing such that none of the Company or any of its Subsidiaries has any liability pursuant to each such Affiliate Agreement;

(iv)                              the Limited Guaranty executed by the GTCR Limited Guarantors; and

(v)                                 the payoff letters in accordance with Section 7.04.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

3.02                        Conditions to the Seller’s Obligations.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in writing) of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties set forth in Article VI (other than the Purchaser Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article VI that address matters as of particular dates (other than the Purchaser Fundamental Reps) shall be true and correct as of such dates, except for any failure of any such representations and warranties referenced in clauses (i) and (ii) above to be so true and correct have not had a materially adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and (iii) the Purchaser Fundamental Reps shall be true and correct in all but de minimis respects as of the Closing Date as though then made;

(b)                                 The Purchaser shall have performed in all material respects all the covenants and agreements that are required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  The applicable waiting periods under the HSR Act shall have expired or been terminated;

(d)                                 No judgment, decree or judicial order shall have been entered which prevents the performance of a material part of this Agreement or the consummation of a material part of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded; and

(e)                                  The Purchaser shall have delivered to the Seller a certificate of the Purchaser, executed by an authorized officer thereof and dated as of the Closing Date, stating that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

3.03                        Frustration of Conditions.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, as applicable, to be satisfied if such failure was caused by such party’s bad faith or failure to use, as required by this Agreement, its (and in the case of the Seller, the Company’s) commercially reasonable efforts to consummate the transactions contemplated hereby as expeditiously as practicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article IV are correct as of the date of this Agreement, except as set forth in the schedules accompanying this Agreement (as updated in accordance with Section 7.06, each, a “Schedule” and, collectively, the “Disclosure Schedules”).

4.01                        Organization and Organizational Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

4.02                        Subsidiaries.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person, other than as set forth on the Subsidiaries Schedule. The Company owns, of record and beneficially, all of the outstanding stock, membership interests, or other equity securities of each of the Company’s Subsidiaries, free and clear of all Liens other than applicable federal and state securities law restrictions and Liens set forth on the Subsidiaries Schedule. All of the outstanding stock, membership interests, or other equity securities or equity interests of each of the Company’s Subsidiaries and, to the Company’s Knowledge, the other equity ownership or similar interests sets forth on the Subsidiaries Schedule are duly authorized, validly issued, fully paid and nonassessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law), were offered, issued, sold and delivered in material compliance with all applicable securities Laws and, except as set forth on the Subsidiaries Schedule, were not offered, issued, sold or delivered in violation of, and are not subject to, any preemptive, anti-dilutive or subscription rights.  Other than securities or interests held by the Company or one or more of its wholly owned Subsidiaries, except as set forth on the Subsidiaries Schedule, none of the Company’s Subsidiaries has issued or outstanding any (i) equity securities or equity interests, (ii) securities or interests containing any equity or equity-like features, (iii) securities or interests convertible into or exchangeable for, at any time, securities or interests of the type specified in clauses (i) or (ii), or (iv) bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities or interests having such rights), and there are no agreements, options, warrants or other rights, obligations or arrangements contemplated or outstanding which provide for the sale or issuance of any of the foregoing by the any of the Company’s Subsidiaries.  Except as set forth on the Subsidiaries Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or any of its Subsidiaries to repurchase or otherwise acquire any shares of the Company’s Subsidiaries’ equity securities or equity interests.  There are no outstanding contractual rights, obligations or arrangements to which the Company or any of its Subsidiaries is a party and the value of which are based on the value of any equity ownership or similar interests owned by the Company or any of its Subsidiaries, including equity appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, proxies or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the equity ownership or similar interests of, or owned by, the Company or any of its Subsidiaries.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority necessary to own its properties and to carry on its businesses as now conducted.  Each of the Company’s Subsidiaries is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power and authority or to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

4.03                        Authorization; No Breach; Valid and Binding Agreement.  (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby have been, duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.  Except as set forth on the Authorization Schedule and except for the applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not (a) violate or result in a breach of or constitute a default under any Law or authorization of a Governmental Entity, in any material respect, applicable to the Company and its Subsidiaries, (b) violate the provisions of the Company’s or its Subsidiaries’ certificates or articles of formation or incorporation or bylaws (or similar organizational documents), or (c) result in any material breach of, constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Company or any of its Subsidiaries under, or result in the creation of any Lien upon any assets of the Company or its Subsidiaries under, any agreement or instrument set forth on the Contracts Schedule.  Assuming that this Agreement is a valid and binding obligation of the Purchaser and that each Ancillary Agreement to which the Company is a party will be a valid and binding obligation of the Purchaser, this Agreement constitutes, and each Ancillary Agreement to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04                        Capitalization.  The authorized and outstanding capital stock of the Company is set forth on the Capitalization Schedule.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable.  Other than the Shares, the Company does not have any equity securities or securities containing any equity features issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements outstanding which provide for the sale or issuance of any of the foregoing by the Company or its Subsidiaries.  Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the Company’s or its Subsidiaries’ equity securities that would survive the Closing.  There are no outstanding contractual rights, obligations or arrangements to which the Company is a party and the value of which are based on the Shares, including equity appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, proxies or other agreements to which the Company is a party with respect to the voting of the Shares.

4.05                        Financial Statements.

(a)                                 The Financial Statements Schedule consists of: (i) the Company’s unaudited consolidated balance sheet as of May 31, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the five-month period then ended and (ii) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2014 (collectively, the “Financial Statements”).  Except as set forth on the Financial Statements Schedule, the Financial Statements have been prepared in accordance in all material respects with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments.

(b)                                 The Company has implemented and maintains a system of internal accounting controls which it believes is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  None of the Company or any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  There are no communications of the auditors of the Company covering the periods reflected in the Financial Statements with regard to material unresolved issues in the Financial Statements.

(c)                                  Neither the Company nor any of its Subsidiaries has any outstanding liabilities or obligations that are required by GAAP to be reflected or reserved against in a consolidated balance sheet dated as of the date of this Agreement, other than liabilities and obligations (i) included or disclosed in the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Financial Statements, (iii) to be included in the computation of Indebtedness, Transaction Expenses or Net Working Capital or (iv) disclosed on the Financial Statements Schedule.

(d)                                 Except as set forth on subsection (d) of the Financial Statements Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness of the types described under clauses (a)(i), (a)(iii), (a)(v) and (a)(vi) of the definition of Indebtedness other than as set forth on the Closing Indebtedness Schedule.

4.06                        Absence of Certain Developments.  From December 31, 2014 to the date hereof, there has not been any Material Adverse Effect.  Except as set forth on the Developments Schedule or except as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet to the date hereof, neither the Company nor its Subsidiaries has:

(a)                                 mortgaged or pledged any material portion of its assets, except Permitted Liens;

(b)                                 sold, assigned, exchanged, transferred or otherwise disposed of any material portion of its assets, except in the ordinary course of business;

(c)                                  issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(d)                                 acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, or acquired any material assets, other than the acquisition of assets in the ordinary course of business;

(e)                                  declared, set aside, or paid any dividend or distribution with respect to its equity securities (other than cash dividends and distributions from a Subsidiary to the Company or another Subsidiary) or repurchased or redeemed any of its equity securities;

(f)                                   made any capital expenditures in excess of $2,000,000 in the aggregate or commitments therefor, except (i) in the ordinary course of business and (ii) for such capital expenditures or commitments that are reflected in the current budget;

(g)                                  made any loan to, or entered into any other material transaction with, any of its directors, officers or their respective Affiliates or Related Persons;

(h)                                 entered into, amended or terminated any Affiliate Agreement;

(i)                                     entered into any employment contract with payments exceeding $150,000 per year, or modified the terms of any such existing contract or agreement;

(j)                                    recognized any labor organization for purposes of collective bargaining or entered into any collective bargaining agreement or other agreement with any labor organization;

(k)                                 (i) other than in the ordinary course of business, granted or announced any incentive awards (other than equity-based awards), bonus, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of their employees or service providers (other than non-material increases in benefits resulting from routine changes to welfare benefit programs), or (ii) adopted, amended or terminated or materially increased the benefits under any Plans;

(l)                                     entered into, amended or terminated any collective bargaining agreement or other contract, agreement or arrangement with a union or works council;

(m)                             commenced or settled any material Proceeding;

(n)                                 except as required by GAAP or by applicable Law, materially changed any of its accounting principles or practices or revalued, wrote up, wrote down or wrote off the book value of any material asset;

(o)                                 made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, amended any material Tax Return or filed any claim for a material Tax refund, entered into any material closing agreement, settled any material Tax claim, audit or assessment, or surrendered any right to claim a material Tax refund, offset or other reduction in Tax liability;

(p)                                 adopted a plan of liquidation, arrangement, dissolution, merger, consolidation, or other reorganization; or

(q)                                 committed in writing to do any of the foregoing.

4.07                        Properties.

(a)                                 Except as set forth on the Liens Schedule, the Company or its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

(b)                                 The real property demised by the leases described on the Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries.  The Leased Real Property leases are legal, valid, binding, enforceable and in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest under each such lease, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The Company has delivered or made available to the Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser.  Neither the Company nor its applicable Subsidiaries, nor to the Knowledge of the Company, any other party to any such lease, is in default in any material respect under any of such leases, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or its applicable Subsidiary, nor, to the Knowledge of the Company, any other party to any such lease.

(c)                                  Except as set forth on the Owned Real Property Schedule (the real property set forth therein, the “Owned Real Property”), neither the Company nor any of its Subsidiaries owns any real property.  With respect to each Owned Real Property: (A) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (B) except as set forth in the Owned Real Property Schedule, neither the Company nor any Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.  Except as set forth in the Owned Real Property Schedule, the buildings and improvements of the Company and each of its Subsidiaries located upon or used in connection with the Owned Real Property are operated in all material respects in conformity with all applicable laws and regulations.  Except as described in the Owned Real Property Schedule, the Owned Real Property complies in all material respects with all zoning, building, subdivision, land sales or similar law, rule, ordinance or regulation, including the American With Disabilities Act of 1990, all as the same are amended from time to time and all orders and regulations promulgated thereto.  There are no condemnation proceedings or eminent domain proceedings of any kind pending, or, to the Knowledge of the Company, threatened against the Owned Real Property.  To the Knowledge of the Company, there are no facts or circumstances that would prevent the Owned Real Property from being occupied by the Purchaser, the Company its Subsidiaries or any of their respective Affiliates, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.  The Company or applicable Subsidiary which owns the Owned Real

Property has complied in all material respects with all landlord obligations to tenants and third parties, and there are no outstanding tenant improvements or other obligations.  The rent received and any security deposit held, if any, are accurately reflected in the Financial Statements.

(d)                                 The Owned Real Property and the Leased Real Property constitute all of the real property used or occupied by the Company and its Subsidiaries in connection with the conduct of their respective businesses.

4.08                        Tax Matters.  Except as set forth on the Taxes Schedule:

(a)                                 The Company and its Subsidiaries have filed all U.S. federal income Tax Returns and other material Tax Returns that they were required to file, and all such Tax Returns are true, correct, and complete in all material respects.

(b)                                 The Company and its Subsidiaries have timely paid all Taxes due and payable (without regard to whether such Taxes are shown as due on any Tax Returns) and have withheld and paid over to the appropriate Governmental Entity or other taxing authority all Taxes that they were required to withhold from amounts paid or owing to any employee or creditor and have materially complied with all information reporting requirements, in connection with amounts paid to any employee, agent, independent contractor, creditor, nonresident and foreign companies, stockholder or other third party.

(c)                                  Neither the Company nor its Subsidiaries has waived any statute of limitations beyond the date hereof with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment, prior Tax reporting period or deficiency that has not yet been either paid or resolved. There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or its Subsidiaries. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has ever been proposed in writing by any Governmental Entity.

(d)                                 No audits or administrative or judicial proceedings are currently being conducted or have been threatened in writing or, to the Company’s Knowledge, otherwise threatened with respect to Taxes of the Company or its Subsidiaries.

(e)                                  None of the assets of the Company or its Subsidiaries are subject to Liens for Taxes, other than clause (i) of the definition of Permitted Liens.

(f)                                   Neither the Company nor its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in the two years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(g)                                  Neither the Company nor its Subsidiaries is or has been a party or participated in any “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state, local or foreign Law.

(h)                                 Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any taxing authority, including, but not limited to, a closing agreement pursuant to section 7121 of the Code, with regard to the Tax liability of the Company.

(i)                                     The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company’s most recent balance sheet as of the date thereof, nor do the unpaid Taxes of the Company and its Subsidiaries exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the date of the most recent balance sheet (or balance sheets) of the Company, the Company and its Subsidiaries have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except in the ordinary course of business consistent with past custom and practice.

(j)                                    Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or any similar provision of state, local or foreign law); or (vi) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing.

(k)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement or any other agreement or practice of a similar nature with respect to any amount of Taxes (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(l)                                     No Governmental Entity in any state, territory or jurisdiction (whether foreign or domestic) where the Company or any Subsidiary does not file Tax Returns has made a written claim that the Company or such Subsidiary is required to file Tax Returns or is otherwise subject to taxation in such state, territory or jurisdiction.

(m)                             Neither the Company nor any Subsidiary (i) has been a member of any affiliated, consolidated, combined, unitary or other group or has been included or required to be included in any Tax Return related to any such group (other than any such group the common parent of which is the Company), or (ii) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary thereof) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(n)                                 The Company is, and has always been, treated as a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes. The Company and its Subsidiaries use the accrual method of accounting for income tax purposes. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(o)                                 The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)                                 The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(q)                                 Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(r)                                    The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.  All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner.  The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including Treasury Regulations promulgated under Section 482 of the Code.

(s)                                   No power of attorney has been granted by or with respect to the Company or its Subsidiaries with respect to any matter relating to Taxes that has not been cancelled prior to the Closing.

4.09                        Contracts and Commitments.

(a)                                 Except (x) as set forth on the Contracts Schedule and (y) for agreements entered into by the Company or its Subsidiaries after the date hereof in accordance with Section 7.01, neither the Company nor its Subsidiaries is party to any:

(i)                                     collective bargaining agreement or other agreement with any labor organization;

(ii)                                  written pension, employee profit sharing, retirement or other form of deferred compensation plan, other than as described in the Employee Benefits Schedule;

(iii)                               equity purchase, option or similar plan;

(iv)                              contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for base salary compensation in excess of $150,000 per annum;

(v)                                 agreement, instrument or indenture relating to the borrowing of money or incurrence or assumption of funded Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any portion of the assets of the Company and its Subsidiaries;

(vi)                              guaranty of any Indebtedness or other material guaranty;

(vii)                           lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000;

(viii)                        lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000;

(ix)                              contract for the purchase of products or services which provided for payments by the Company or its Subsidiaries in excess of $1,500,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet;

(x)                                 agreements relating to any completed material business acquisition by the Company or its Subsidiaries within the last two years or pursuant to which the Company or its Subsidiaries is subject to continuing obligations;

(xi)                              license or royalty agreement relating to the use of any third party Intellectual Property (other than off the shelf software) for which the royalty payments exceeded $500,000 during the trailing twelve-month period ending on the date of the Latest Balance Sheet;

(xii)                           license or royalty agreement relating to the use by a third party of Intellectual Property owned by the Company (other than nonexclusive licenses granted in the ordinary course of business);

(xiii)                        any Affiliate Agreement;

(xiv)                       any contract granting to any Person a right of first refusal or option to purchase or acquire any assets of the Company or any of its Subsidiaries valued at an amount in excess of $250,000; or

(xv)                          contract (other than confidentiality and non-solicitation agreements entered into in the ordinary course) which places any material limitation on the Company or its Subsidiaries from freely engaging in business anywhere in the world.

(b)                                 True and correct copies of all written contracts which are listed on the Contracts Schedule have been made available to the Purchaser.

(c)                                  As of the date hereof, each contract listed on the Contracts Schedule is valid, binding, enforceable and in full force and effect, and none of the Company, its Subsidiaries, or, to the Company’s Knowledge, any other Person party to such contract is in default in any material respect under any such contract, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  During the past two (2) years, neither the Company nor any of its Subsidiaries has received written notice of any material default under any contract listed on the Contracts Schedule.  As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of non-renewal or termination of any contract listed on the Contracts Schedule.  As of the date hereof, there does not exist under any contract listed on the Contracts Schedule any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or the applicable Subsidiary of the Company.

4.10                        Intellectual Property.

(a)                                 The Intellectual Property Schedule contains a complete and accurate list of patents and patent applications owned by the Company or any of its Subsidiaries (“Company Patents”), registered trademarks and applications for registrations of trademarks owned by the Company or any of its Subsidiaries (“Company Marks”) and registered copyrights and applications for registrations of copyrights owned by the Company or used or held for use by the Company or any of its Subsidiaries (“Company Copyrights”), domain names owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries (“Company Domain Names” and together with the Company Patents, Company Marks, Company Copyrights, and material unregistered trademarks and copyrights owned by the Company or any of its Subsidiaries “Company Intellectual Property”).  The Company or one of its Subsidiaries owns all right, title and interest in and to each item of registered or applied for Intellectual Property set forth on the Intellectual Property Schedule, free and clear of all Liens other than Permitted Liens, and has the sole right to use the Company Intellectual Property without the payment of any royalties or other amounts to any other Person.

(b)                                 Unless otherwise set forth on the Intellectual Property Schedule, (i) all rights to the Company Intellectual Property are in full force and effect, are held of record in the name of the Company, and are not the subject of any material proceeding challenging any scope, effect or validity and are in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications, (ii) neither the Company nor its Subsidiaries is currently in receipt of any notice with respect to any alleged infringement or unlawful or improper use of any Intellectual Property owned or alleged to be owned by others, (iii) to the Company’s Knowledge, no valid material claim may be asserted against the Company or any of its Subsidiaries, or any employees (in connection with the conduct of the Company’s or its Subsidiaries’ business) for infringement, misappropriation or unlawful or improper use of any Intellectual Property, (iv) the Company has not made any current written claim or sent any current written notice that a Person is infringing on the Company Intellectual Property, (v) to the Company’s Knowledge, no Person is in any material respect infringing on the Company Intellectual Property and (vi) no material judgment, holding, decision, order or decree of any court or other Governmental Entity, and no agreement, consent or stipulation exists which would limit the Company’s use or enjoyment of, any right in any material Company Intellectual Property.  All former and current employees, consultants and contractors of the Company have in all material respects executed written instruments with the Company or one of its Subsidiaries that assign to the Company or such Subsidiary all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship developed by such employees or, in the case of consultants and contractors, developed by such consultants and contractors where it was intended that the Company or one of its Subsidiaries would own (as opposed to be granted a license to) the same, and information relating to the business of the Company or its Subsidiaries or any of the products or services being researched, developed, manufactured or sold by the Company or its Subsidiaries or that may be used with any such products or services and Intellectual Property relating thereto.  No current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own, license or retain any proprietary rights in any of the Company Intellectual Property.

(c)                                  The Company has taken steps reasonable under the circumstances to protect the material Intellectual Property owned by the Company and its Subsidiaries and to maintain the confidentiality of the material confidential information of the Company and its Subsidiaries.

4.11                        Litigation.  Except as set forth on the Litigation Schedule, there are no material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, at law or in equity, or before any arbitrator or before or by any Governmental Entity.  Except as set forth on the Litigation Schedule, neither the Company nor its Subsidiaries is subject to any outstanding material judgment, order, arbitral award or decree of any court or other Governmental Entity.

4.12                        Employee Benefit Plans.

(a)                                 The Employee Benefits Schedule sets forth a list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity or equity-based, incentive, bonus, deferred compensation, employment, severance, termination, retention, change of control  or  other material benefit or compensation plan, program, contract, policy, agreement or arrangement,  in each case that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has material liability (each, a “Plan” and collectively, the “Plans”).  With respect to each Plan, the Company has made available to the Purchaser copies of

(to the extent applicable): (i) the current plan and trust documents; (ii) the most recent summary plan description provided to participants; (iii) the most recent Form 5500 annual report; and (iv) the most recent determination or opinion letter received from the Internal Revenue Service.

(b)                                 Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or prototype opinion letter from the Internal Revenue Service, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Plan.  The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws.  All contributions or premium payments with respect to each Plan which are due on or before the Closing Date have been made within the time periods prescribed by the terms of each Plan, ERISA and the Code.

(c)                                  Except as set forth on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has an obligation to contribute to or any liability (including liability on account of being considered a single employer with any other entity under Section 414 of the Code) with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA.  No Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any  of its Subsidiaries could reasonably be expected to incur liability (including liability on account of being considered a single employer with any other entity under Section 414 of the Code) under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.  Except as set forth on the Employee Benefits Schedule, no Plan provides for post-employment health or other insurance benefits except as required by Section 4980B of the Code, and neither the Company nor any  of its Subsidiaries has promised to provide such benefits.

(d)                                 No claim, litigation, audit, or investigation with respect to any Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit or investigation.

(e)                                  Except as set forth on the Employee Benefits Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not (i) accelerate the time of payment or vesting or funding or increase the amount of compensation or benefits due under any Plan, (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an Affiliate.

(f)                                   Each Plan that constitutes in any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g)                                  To the Company’s Knowledge, the Company and its Subsidiaries have classified all individuals who perform services for it correctly, in accordance with the terms of each Plan and all applicable Laws in all material respects, as employees, independent contractors or leased employees.

4.13                        Insurance.  The Insurance Schedule lists each insurance policy maintained by the Company and its Subsidiaries.  Neither the Company nor its Subsidiaries has received notice of cancellation, termination, or denial of coverage with respect to any such insurance policy and each such insurance policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid.  Neither the Company nor its Subsidiaries has made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Company or its Subsidiaries, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.

4.14                        Compliance with Laws.  Except as disclosed in the Compliance with Laws Schedule:

(a)                                 The Company and its Subsidiaries possess all material licenses, registrations, permits, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Entities, in each case required by Governmental Entities, or are otherwise necessary for the ownership, use, occupancy or operation of all facilities of the Company and its Subsidiaries and the conduct of its businesses as now conducted (collectively, “Registrations”), each of which is listed on the Registration Schedule.  Neither the Company, nor any of its Subsidiaries (each a “Registration Holder”) has failed to comply in any material respect with any Registrations, all of which are in full force and effect, and neither the Company nor its Subsidiaries has received written notice that any such Registration is not in full force or effect or that any such Registration will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees by the Registration Holder.  No Registration will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions contemplated hereby.  The Company has not received written notice of or, to the Knowledge of the Company, no Registration Holder has been a party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any Registration since September 19, 2012.   Since September 19, 2012, except for licensure surveys that have been responded to with an accepted corrective action plan, no Registration Holder has received written notice from any Governmental Entity that any of its material properties, facilities, equipment, operations or business procedures or practices fails to comply with any Law or Registration in any material respect.

(b)                                 The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, including Healthcare Regulatory Laws, and none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral, notice, audit, investigation or review alleging any such non-compliance that are currently pending.

(c)                                  Except as set forth on the Compliance with Laws Schedule, neither the Company nor any of its Subsidiaries has been:

(i)                                     convicted of or charged or threatened with prosecution or, to the Company’s Knowledge, since September 19, 2012, has been under investigation, by a Governmental Entity for  any violation of a Healthcare Regulatory Law including any law applicable to a health care program defined in 42 U.S.C. § 1320a-7b(f)) (“Federal Health Care Programs”);

(ii)                                  convicted of, charged with, or, to the Company’s Knowledge, is or has been under investigation for, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

(iii)                               debarred pursuant to the Healthcare Regulatory Laws;

(iv)                              excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or

(v)                                 found to have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(d)                                 Neither the Company, its Subsidiaries nor any of their respective  officers, directors, employees, agents, or contractors, nor, to the Company’s Knowledge, any other person or entity acting on behalf of the Company or any Subsidiary, acting alone or together, has directly or indirectly (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence  payment, kickback, or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; (iii) paid, established or maintained any funds or assets that have not been recorded in the books and records of the Company; or (iv) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to the Company or its Subsidiaries.

(e)                                  The Company and its Subsidiaries have complied in all material respects, with any Laws or regulations regarding personal information, including protected health, consumer and employee information, or any Laws or regulations regarding the use, privacy, protection and security of information.  The Company and its Subsidiaries have complied in all material respects with the Federal Trade Commission consent decree (captioned CBR Systems, Inc., FTC No. 112-3120 (Decision and Order) (April 29,

2013)) and applicable requirements of the Payment Card Institute Data Security Standards.  Any personal information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under Law relating to privacy or has been used only for the purposes for which such information was initially collected.  The Company and its Subsidiaries have complied in all material respects with all representations made to individuals about whom the Company and Subsidiaries collect personal information.  Except as set forth in subsection (e) of the Compliance with Laws Schedule, to the Company’s Knowledge, there has been no material data security breach of any computer systems or networks, or any loss or unauthorized access, use or disclosure of any personal or confidential information, owned, used, stored, received, or controlled by or on behalf of the Company or any Subsidiary.

(f)                                   Except for transactions that have been authorized pursuant to specific licenses issued by the U.S. Office of Foreign Assets Control (“OFAC”) and that are disclosed on subsections (f)(i) and (f)(iii) of the Compliance with Laws Schedule, since January 1, 2013, neither the Company nor any of its Subsidiaries, nor any Person acting on their behalf, has participated in any transaction in or involving (i) a party designated on the OFAC Specially Designated Nationals and Blocked Persons List or other similar list, or owned fifty percent (50%) or more by one or more such parties, (ii) a country with which such transactions by the Company or its Subsidiaries are prohibited pursuant to applicable Laws including U.S. economic sanctions administered by OFAC (“sanctioned country”), or (iii) a government or national of a sanctioned country where prohibited by applicable Laws including U.S. economic sanctions administered by OFAC.

4.15                        Environmental Matters.  Except as set forth on the Environmental Schedule:

(a)                                 The Company and its Subsidiaries are, and since September 19, 2012 have been, in material compliance with all applicable Environmental Laws.

(b)                                 The Company and its Subsidiaries have, since September 19, 2012, obtained and possessed all material Registrations required under Environmental Laws for the operation of the business as currently conducted and the occupancy of the Leased Real Property and the Owned Real Property.

(c)                                  The Company and its Subsidiaries are, and since September 19, 2012, have been in material compliance with all terms and conditions of such Registrations required under Environmental Laws for the operation of the business as currently conducted and the occupancy of the Leased Real Property and the Owned Real Property.

(d)                                 The Company and its Subsidiaries have not received any written notice regarding any material violation of, or material liability arising under, Environmental Laws, which remains outstanding or unresolved.

(e)                                  There are no material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws.

(f)                                   Neither the Company nor any of its Subsidiaries has released, disposed of or arranged for the disposal of, any Hazardous Materials at or from any Leased Real Property or Owned Real Property that would reasonably be expected to result in any material liabilities of the Company under any Environmental Laws.

(g)                                  Neither the Company nor its Subsidiaries is subject to any outstanding judgment, order or decree of any court or other Governmental Entity pursuant to Environmental Laws that would reasonably be expected to result in a material liability of the Company.

4.16                        Affiliated Transactions.  Except as set forth on the Affiliated Transactions Schedule and other than pursuant to an employment agreement with an employee of the Company or its Subsidiaries or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no officer, director or Affiliate of the Company or its Subsidiaries or, to the Company’s Knowledge, any individual in such officer’s or director’s immediate family, (a) is a party to any agreement, contract, commitment or transaction with the Company or its Subsidiaries (any such contract, commitment or transaction, an “Affiliate Agreement”) or (b) has any direct or indirect ownership interest in any entity that provides material services to the Company or its Subsidiaries.

4.17                        Labor Matters.  Except as set forth on the Labor Matters Schedule, (a) there are no strikes, work stoppages, walkouts, or other material labor disputes pending or, to the Company’s Knowledge, overtly threatened, against the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any such dispute or received such threat within the past three (3) years, (b) to the Company’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any union or other labor organization with respect to employees of either the Company or its Subsidiaries, and no such efforts have been made within the past three (3) years, (c) no collective bargaining agreements or other agreements with labor organizations are in effect with respect to the Company’s or its Subsidiaries’ employees or are currently being negotiated by the Company or its Subsidiaries, (d) there are not pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries any grievances or Proceedings arising under any collective bargaining agreement or any unfair labor practice charges or complaints, and (e) during the past three (3) years, neither the Company nor any Subsidiary has implemented any plant closings, mass layoffs or other employee layoffs without complying with the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

4.18                        Product and Service Warranties; Product Liability.

(a)                                 Neither the Company nor any of its Subsidiaries has made any express warranties or guarantees with respect to the services rendered by it (the “Services “) other than those warranties expressly made in the literature (including websites and other digital literature), contracts or agreements provided to the parties to whom such services are and were rendered.  Each Service has been in conformity in all material respects with all applicable Law, applicable government, trade association and other mandatory requirements, specifications and other forms of guidance, contractual commitments and express warranties, and neither the Company nor any of its

Subsidiaries has material liability or material obligations for damages (individually) in connection therewith.

(b)                                 No current written material claim has been made or, to the Company’s Knowledge, threatened in connection with the product liability of the Services, and no Governmental Entity has commenced, or, to the Knowledge of the Company, threatened to initiate any material Litigation or requested the recall of the Company Product, or commenced, or, to the Knowledge of the Company, threatened to initiate any material Litigation to enjoin the production of the Company Product.

4.19                        Suppliers.  The Supplier Schedule sets forth a list of the ten (10) largest suppliers of products or services to the Company and its Subsidiaries, as measured by the aggregate amount of expenses incurred by the Company and its Subsidiaries on a consolidated basis with respect to payments to such suppliers for the fiscal year ended December 31, 2014.  Within the last twelve (12) months prior to the date hereof, no supplier listed on the Supplier Schedule has notified the Company or its Subsidiaries in writing or, to the Company’s Knowledge, indicated otherwise, that it intends to terminate or materially diminish its business relationship with the Company or its Subsidiaries and neither the Company nor its Subsidiaries has Knowledge of any material dispute occurring within the last twelve (12) months prior to the date hereof with any supplier listed on the Supplier Schedule.

4.20                        Brokerage.  Except for fees and expenses of the Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which the Company would be liable following the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article V are correct as of the date of this Agreement, except as set forth in the Disclosure Schedules.

5.01                        Organization and Entity Power.  The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

5.02                        Authorization.  (i) The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.  Assuming that this Agreement is a valid and binding obligation of the Purchaser and that each Ancillary Agreement to which the Seller is a party will be a valid and binding obligation of the Purchaser, this Agreement constitutes, and each Ancillary Agreement to which the Seller is a party will constitute, a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03                        Title to Shares.  The Seller is the sole lawful record and beneficial owner of the Shares, and has title to the Shares free and clear of all Liens other than applicable federal and state securities law restrictions.  The Seller will deliver to the Purchaser at the Closing the Shares free and clear of all Liens other than applicable federal and state securities law restrictions.

5.04                        No Violation.  The Seller is not subject to or obligated under its certificate of formation, its operating agreement (or similar organizational documents), any applicable Law, or any material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05                        Governmental Consents.  Except for the applicable requirements of the HSR Act, the Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.06                        Litigation.  There are no Proceedings pending or, to the Knowledge of the Company, overtly threatened against the Seller at law or in equity, or before or by any Governmental Entity, which would adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.  Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

5.07                        Brokerage.  Except as set forth in the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller for which the Purchaser or the Company would be liable following the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company that the statements in this Article VI are correct as of the date of this Agreement.

6.01                        Organization and Organizational Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

6.02                        Authorization.  (i) The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party.  Assuming that this Agreement is a valid and binding obligation of the Company and the Seller and that each Ancillary Agreement to which the Purchaser is a party will be a valid and binding obligation of the Company and the Seller (as applicable), this Agreement constitutes, and each Ancillary Agreement to which the Purchaser is a party will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  No other vote of the holders of any class or series of capital stock of the Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

6.03                        No Violation.  The Purchaser is not subject to or obligated under its certificate or articles of incorporation or formation, its bylaws (or similar organizational documents), any applicable Law, or any material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04                        Governmental Consents.  Except for the applicable requirements of the HSR Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

6.05                        Litigation.  There are no Proceedings pending or, to the Knowledge of the Purchaser, overtly threatened against the Purchaser at law or in equity, or before or by any Governmental Entity, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.  The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

6.06                        Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Company or the Seller or any of their respective Affiliates would be liable following the Closing.

6.07                        Investment Representation.  The Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.  The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

6.08                        Financing.  The Purchaser has obtained a fully executed commitment letter (including all exhibits, annexes and other attachments thereto), a copy of which has been delivered to the Company (the “Debt Commitment Letter”), from the parties identified therein (together with each other Person that has committed to provide or otherwise entered into agreements in connection with the Debt Commitment Letter or other financings in connection with the transactions contemplated by this Agreement, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns, the “Debt Financing Sources”, who shall not include the Purchaser or its Affiliates, to provide the Purchaser with debt financing in the amount set forth therein for the purpose of financing the transactions contemplated by this Agreement (being collectively referred to as (the “Debt Financing”).  As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified, the respective commitments have not been withdrawn or rescinded in any way, and no such amendment or modification is contemplated (except as described in the fee letter relating to the Debt Financing and to add additional lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof). The Purchaser has fully paid any and all commitment fees or other fees due as of the date of this Agreement in connection with the Debt Commitment Letter and will pay in full any such amounts due on or before the Closing Date. The Debt Commitment Letter, in the form so delivered, is a valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, except as enforceability may be limited by  bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  Except for the fee letter relating to the Debt Financing (a true and complete copy of which has been provided to the Company, redacted as to fee amounts, discount amounts, pricing caps and other economic terms only, but not redacted as to any such provisions that could adversely affect the amount (other than fees and discounts) or availability of the Debt Financing), as of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Debt Financing that would reasonably be expected to affect the availability of the Debt Financing on the Closing Date, other than as expressly set forth in the Debt Commitment Letter.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition to the funding of the Debt Financing on the Closing Date or result in any portion of the Debt Financing being unavailable on the Closing Date (except to the extent offset by an increase in the Debt Financing or other funding being made available by the Debt Financing Source Related Parties or another financing source) and, assuming the satisfaction of the conditions set forth in Section 3.01, the accuracy of the representations and warranties set forth in Article IV and Article V, and the commencement and completion of the Marketing Period, the aggregate proceeds from the Debt Financing, together with immediately available cash on hand and other sources of cash available to the Purchaser, will provide the Purchaser with all of the financing required to consummate the transactions contemplated by this Agreement at the Closing Date, the Refinancing (as defined in the Debt Commitment Letter) and any other amounts required to be paid at the Closing Date in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses, in each case for which the Purchaser is responsible.  Except as expressly provided in the Debt Commitment Letter and the fee letter referenced therein, there are no conditions precedent, or other contractual contingencies as between Purchaser and any Debt Financing Source, in each case, that are related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter.  As of the date of this Agreement, there are no facts or circumstances that that would reasonably be expected to affect the availability of the full amount of the Debt Financing on the Closing Date or impose additional conditions to the funding of Debt Financing, other than as described in the Debt Commitment Letter (or in the unredacted portion of the fee letter referenced therein).

6.09                        Solvency.  Assuming the satisfaction of the conditions set forth in Section 3.01 and the accuracy of the representations and warranties set forth in Article IV and Article V, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), each of the Purchaser, the Company and its Subsidiaries will (a) be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser, the Company or its Subsidiaries.

ARTICLE VII

COVENANTS OF THE COMPANY AND THE SELLER

7.01                        Conduct of the Business.

(a)                                 From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business, except (x) if the Purchaser shall have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or (y) as otherwise explicitly permitted by this Agreement; provided that, notwithstanding the foregoing, (1) the Company and its Subsidiaries may use all available cash to repay any Indebtedness or to make cash distributions on or prior to the Closing, (2) no action by the Company or its Subsidiaries with respect to matters specifically addressed in Section 7.01(b) shall be deemed a breach of this Section 7.01(a), unless such action would constitute a breach of Section 7.01(b), and (z) the Company and its Subsidiaries’ failure to take any action prohibited by Section 7.01(b) (after taking into account the carveouts set forth in the introduction to Section 7.01(b)) shall not be a breach of this Section 7.01(a).

(b)                                 From the date hereof until the Closing Date, except (v) as set forth on the Conduct of Business Schedule, (w) as otherwise explicitly permitted by this Agreement, (x) as consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), or (y) as required by Law to be implemented during the period between the date hereof and the Closing Date, the Company shall not and shall cause its Subsidiaries not to:

(i)                                     enter into any contract outside of the ordinary course of business;

(ii)                                  authorize, issue, sell or deliver any units or shares of its or its Subsidiaries’ equity securities, or authorize, issue, sell or deliver any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of its or its Subsidiaries’ equity securities;

(iii)                               increase the compensation, incentive arrangements, or other benefits to any officer or employee of the Company except increases to non-officer employees in the ordinary course of business;

(iv)                              adopt, amend, terminate or materially increase the benefits under any Plans;

(v)                                 make any distribution or declare, pay or set aside any dividend (other than any distribution or dividend paid solely in cash);

(vi)                              authorize or effect any recapitalization, reclassification, equity split or like change in its or its Subsidiaries’ capitalization;

(vii)                           merge with or into, or consolidate with, any other Person;

(viii)                        authorize or effect any liquidation or other dissolution;

(ix)                              amend its or its Subsidiaries’ certificate or articles of formation or incorporation (or similar organizational documents);

(x)                                 make any redemption of, purchase or otherwise acquire any units or shares of its or its Subsidiaries’ equity securities;

(xi)                              sell, assign, transfer, license, lease or, other than in the ordinary course of business, subject to any Lien other than a Permitted Lien, any of its material assets;

(xii)                           acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, or acquire any material assets;

(xiii)                        make any capital expenditures in excess of $500,000 in the aggregate or commitments therefor, except (A) in the ordinary course of business or (B) for such capital expenditures or commitments therefor that are reflected in the Company’s or its Subsidiaries’ current budget as provided to the Purchaser prior to the date of this Agreement;

(xiv)                       commence or settle any Proceeding requiring or reasonably expected to require a cash payment in excess of $500,000, or (B) commence or settle any Proceeding with any Governmental Entity or that results in, or could reasonably be expected to result in, the imposition of any material restrictions upon its or its Subsidiaries’ business;

(xv)                          except as required by GAAP to be implemented during the period between the date of this Agreement and the Closing Date, (A) change any of its accounting principles, methods or practices (including principles, methods and practices relating to the estimation of reserves and other liabilities) or (B) write up, write down or write off the book value of any material asset;

(xvi)                       make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any income or other material Tax Return or amend any Tax Return unless such income or other material Tax Return has been made available to the Purchaser for review within a reasonable period prior to the due date for filing and the Purchaser has considered in good faith any comments thereto provided promptly by the Purchaser after delivery of such Tax Return to the Purchaser, file any claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim Tax refund, offset or other reduction in Tax liability;

(xvii)                    incur any Indebtedness (other than pursuant to the Existing Credit Agreement), guarantee the Indebtedness of any other Person or make any loan or advance to any other Person, in each case other than in the ordinary course of business;

(xviii)                 enter into, amend in any material respect, or terminate any contract set forth on the Contracts Schedule or any contract that would be required to be set forth on the Contracts Schedule if entered into prior to the date hereof, other than in the ordinary course of business;

(xix)                       enter into or amend any Affiliate Agreement;

(xx)                          effect or publicly announce any intention to effect, any temporary or permanent change in the pricing of its or its Subsidiaries’ products and services (including pursuant to promotions, incentives, discounts, customer financing activities, and other similar sales activities), other than such changes in the ordinary course of business consistent with past practices (taking into account the time of year such temporary or permanent changes were initiated and the length of any such temporary change);

(xxi)                       make any loan to, or enter into any other material transaction with, any of its directors, officers, or employees outside the ordinary course of business except for payments of cash bonuses or pursuant to any agreement set forth on the Contracts Schedule or the Affiliated Transactions Schedule; or

(xxii)                    commit to do any of the foregoing.

7.02                        Access to Books and Records.  Subject to Section 8.07, from the date hereof until the Closing Date, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) and the Debt Financing Source Related Parties with reasonable access during normal business hours and upon reasonable notice to the offices, properties, senior personnel, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would reasonably be expected to (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) waive any legal privilege, or (iii) be in violation of applicable Law (including the HSR Act and other antitrust Laws).  The Purchaser acknowledges that the Purchaser is and remains bound by that certain Confidentiality Agreement, dated as of April 21, 2015 (as amended from time to time, the “Confidentiality Agreement”), by and between Purchaser and GTCR LLC (“GTCR”).  The information provided pursuant to this Section 7.02 will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all the terms and conditions of the Confidentiality Agreement.

7.03                        Regulatory Filings.

(a)                                 The Company and the Seller shall, and shall cause their Affiliates to, (i) promptly make or cause to be made all filings and submissions required to be made under any Laws applicable to the Company and the Seller for the consummation of the transactions contemplated by this Agreement, (ii) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use commercially reasonable efforts to take all actions necessary to obtain all required clearances.

(b)                                 As soon as practicable following the date hereof (and with respect to the Seller HSR Filing, within five days), the Company and the Seller shall make or cause to be made all filings and submissions under the HSR Act (the “Seller HSR Filing”) and any other material Laws or regulations applicable to the transactions contemplated herein. The Company and the Seller shall coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing.  The Company shall be responsible for one half of all filing fees under the HSR Act.  The Company and Seller shall at the time of making the Seller HSR Filing request early termination of the applicable premerger waiting period.

(c)                                  The Company and the Seller will each provide the Purchaser with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with the Purchaser prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the Purchaser in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

7.04                        Conditions.  The Company and the Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 applicable to the Company and the Seller, respectively,  to be satisfied as soon as practicable following the date hereof, to cause Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing); provided that neither the Company nor the Seller shall be required to provide financing or any other financial accommodation to the Purchaser for the consummation of the transactions contemplated hereby. The Company and the Seller shall deliver to the Purchaser appropriate payoff letters (including a customary per diem) from the holders of Indebtedness set forth on the Closing Indebtedness Schedule at least two (2) Business Days prior to the Closing and to make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related Lien releases to the Purchaser as soon as practicable after the Closing. The Company and the Purchaser will reasonably cooperate with each other in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Lien securing such Indebtedness.

7.05                        Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, each of the Company and the Seller shall not, and each of the Company and the Seller shall cause its respective Subsidiaries, officers, employees, Affiliates and authorized representatives not to, (i) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and the Purchaser’s Representatives) concerning (a) any purchase of the Shares or the equity securities of the Seller, (b) any merger or, sale of all or substantially all of the assets of, or similar transaction involving any of the Seller, the Company and its Subsidiaries (other than assets sold by the Company’s Subsidiaries in the ordinary course of business) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Purchaser and its Affiliates) to do or seek to do any of the foregoing.

7.06                        Notification.  From the date hereof until the Closing Date, if the Company has Knowledge with respect to any variances from the representations and warranties contained in Article IV, or the Seller has Knowledge of any variances from the representations and warranties contained in Article V, in each case that would cause the condition set forth in Section 3.01(a)

not to be satisfied, the Company or the Seller, as applicable, shall, as soon as practicable, disclose to the Purchaser in writing such variances.

7.07                        Section 280G Approval.  To the extent that any disqualified individual (within the meaning of Section 280G(c) of the Code) would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement and such payment or benefit would potentially constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to Closing:

(a)                                 use commercially reasonable efforts to obtain written waiver by such disqualified individual of any portion of such parachute payment that exceeds $1 less than 3.0 times such disqualified individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the  “Waived Amounts”) to the extent the Waived Amounts are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “280G Stockholder Approval Requirements”); provided that the Company shall not be required to make any payments or otherwise undertake any action detrimental to it in order to obtain such a waiver;

(b)                                 provide disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code; and

(c)                                  hold a vote in a manner that is intended to satisfy the 280G Stockholder Approval Requirements.  Prior to execution of any waivers or the delivery of any documents in connection with the solicitation of such approval, the Company will have given Purchaser and its counsel a reasonable opportunity to review and comment on final drafts of all such documents.

7.08                        Cooperation with Debt Financing Sources.

(a)                                 From the date of this Agreement until the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use their respective reasonable best efforts to, and shall use its reasonable best efforts to cause the respective senior management, representatives and financial, accounting and legal advisors of the Company and its Subsidiaries to, provide to the Purchaser such cooperation as is reasonably requested by the Purchaser that is customary in connection with financings of the type contemplated by the Debt Commitment Letter (including the following specified capital markets offerings: registered common stock and convertible note offerings and “144A offerings” of senior notes and convertible notes, in each case, issued by the Purchaser (“Replacement Financing”)), solely at the Purchaser’s expense, in connection with the arrangement (including marketing efforts in connection therewith) by the Purchaser of the Debt Financing (or any Replacement Financing); provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including taking the following actions:

(i)                                     furnish to the Purchaser the Required Information as promptly as practicable and, to the extent applicable, no later than the time frames specified in the definition thereof;

(ii)                                  provide customary and reasonable cooperation to the Purchaser in the Purchaser’s efforts to obtain customary “comfort letters” (including “negative assurance” comfort) for transactions of the type contemplated by this Agreement with respect to the audited and unaudited financial statements of the Company and its Subsidiaries from the Company’s independent public accountants provided pursuant to the definition of “Required Information”;

(iii)                               (A) make appropriate senior officers reasonably available for participation at reasonable times in (i) a reasonable number of meetings with prospective lenders at such times and in such places as mutually agreed (including one general “bank meeting” and a reasonable number of “one on one” meetings),  (ii) a reasonable number of meetings and calls with investors in connection with a Replacement Financing at such times and in such places as mutually agreed (including a reasonable number of “one on one” meetings), (iii) drafting sessions, (iv) meetings with ratings agencies, (v) due diligence sessions and (vi) road shows; and (B) request accountants of the Company to participate in due diligence sessions;

(iv)                              ensuring that any syndication efforts benefit from the Company’s existing lending and investment banking relationships to the extent reasonably practical and appropriate;

(v)                                 provide reasonable assistance in the preparation of offering documents and bank information memoranda (including a bank information memorandum that does not include material non-public information), private placement memoranda, rating agency presentations, prospectuses, prospectus supplements and any similar documents used in connection with the syndication and marketing of the Debt Financing;

(vi)                              assist with the drafting and preparation of definitive financing documents, including schedules thereto, and execute and deliver any definitive financing documents as may be reasonably requested by the Purchaser;

(vii)                           facilitate the pledging of collateral in connection with the Debt Financing;

(viii)                        obtain customary payoff letters, termination statements, termination notices under deposit and securities account control agreements, and other termination and lien release documents from existing creditors and other lienholders of the Company and its Subsidiaries; and

(ix)                              at least three (3) Business Days prior to the Closing Date (to the extent requested from the Company at least ten (10) Business Days prior to the anticipated Closing Date), provide all documentation and other information about the Company and its Subsidiaries as is reasonably requested by the Debt

Financing Source Related Parties (or any Person providing or underwriting Replacement Financing or any Person acting as trustee in respect thereof) with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that is required under Exhibit D to the Debt Commitment Letter.

The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (or any Replacement Financing); provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or its Subsidiaries or the reputation or goodwill of any of them.

Nothing in this Section 7.08 shall require the Company or its Subsidiaries to (t) require delivery of any financial statements for any period that is not otherwise specifically required hereunder, (u) cause its directors and managers to adopt or pass any resolutions or consents other than any resolutions or consents necessary to authorize the officers and employees of the Company and its Subsidiaries to take such actions as are necessary to comply with the Company’s and its Subsidiaries’ obligations herein (provided that prior to the Closing Date in no event shall the Company or its Subsidiaries be required to approve the agreements, documents and instruments pursuant to which the Debt Financing (or any Replacement Financing) is obtained), (v) provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or its Subsidiaries, (w) execute or deliver any certificate, document or agreement in connection with the Debt Financing (or any Replacement Financing) unless the effectiveness of such certificate, document or agreement is contingent upon the occurrence of the Closing Date, other than certain authorization letters or representation letters to auditors (x) require any counsel for the Company or any of its Subsidiaries to deliver any legal opinion letters in connection with the Debt Financing, (y) require the Company or any of its Subsidiaries to take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ governing documents or any Laws, or (z) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing.

(b)                                 Notwithstanding anything to the contrary in this Section 7.08 or elsewhere in this Agreement:

(i)                                     no certificate, document or instrument related to the Debt Financing (or any Replacement Financing) will be effective until the Closing, other than the authorization letters or representation letters to auditors in the Required Information, and neither the Company nor any of its Subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing; and

(ii)                                  in no event will the Company or any of its Subsidiaries be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Lien to be placed on any of their respective assets in connection with, the Debt Financing (or any Replacement Financing) prior to the Closing.

(c)                                  Nothing in this Section 7.08 shall require the Company or any of its Subsidiaries to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s Representatives if such access or disclosure would reasonably be expected to waive any legal privilege, provided that if the Company so withholds access or disclosure of any information from Purchaser, it shall immediately notify the Purchaser in writing that disclosure or information has been withheld.  The Purchaser shall (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented costs and out-of-pocket expenses (including reasonable and documented attorneys’ fees) incurred by the Company and its Subsidiaries in connection with providing the assistance contemplated by this Section 7.08 or in preparing the 2012 Audit and (ii) indemnify and hold harmless the Company, its  Subsidiaries and their respective officers, directors, employees, Affiliates and/or agents from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement or consummation of the Debt Financing or any information used in connection therewith.

(d)                                 The Company agrees and acknowledges that the assumption and performance of the obligations of the Company under this Section 7.08 are a material inducement to the Purchaser’s determination to enter into this Agreement.

ARTICLE VIII

COVENANTS OF THE PURCHASER

8.01                        Access to Books and Records.  From and after the Closing, for a period of seven years, the Purchaser shall, and shall cause the Company to, provide the Seller and its authorized representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of the Purchaser, the Company and its Subsidiaries for purposes of better understanding such books and records; provided that, notwithstanding the foregoing, (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) nothing herein shall require the Company or its Subsidiaries to provide access to, or to disclose any information to, the Seller or its authorized representatives if such access or disclosure would reasonably be expected to (x) waive any legal privilege, or (y) be in violation of applicable Law.  Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to and including the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

8.02                        Notification.  From the date hereof until the Closing Date, if the Purchaser has Knowledge of any variances from the representations and warranties contained in Article VI that would cause the condition set forth in Section 3.02(a) not to be satisfied, the Purchaser shall, as soon as practicable, disclose to the Company and the Seller in writing such variances.

8.03                        Director and Officer Liability and Indemnification.

(a)                                 For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or its Subsidiaries’ certificate of formation, certification of incorporation, articles of incorporation, operating agreement, bylaws, or equivalent governing documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors of the Company or its Subsidiaries (each such officer or director, an “Indemnified Person”) as in effect as of the date of this Agreement that is adverse to such officers and/or directors (unless required by Law), it being the intent of the parties that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the Law.  The Purchaser shall cause the Company and its Subsidiaries to honor and perform under all indemnification obligations owed to any of the Indemnified Persons.

(b)                                 The Purchaser acknowledges that, prior to or at the Closing, the Company or its Subsidiaries intend to purchase a prepaid insurance policy (i.e., “tail coverage”, 50% of the cost of which shall be a Transaction Expense and 50% of the cost of which will be borne by the Purchaser) which policy provides liability insurance coverage for the Indemnified Persons on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Seller, the Company or its Subsidiaries immediately prior to the Closing for the benefit of such Indemnified Persons for an aggregate period of not less than six years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement. Such policy shall be from an insurance carrier with the same or better credit rating as the Company’s or its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance.  The Purchaser shall not, and shall cause the Company and its Subsidiaries to not, cancel or otherwise terminate such prepaid insurance policy.

(c)                                  If the Company, its Subsidiaries or any of their respective successors or assigns (i) is to consolidate with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03.  The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by, each Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

(d)                                 Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising before, at or after the Closing Date) is made against any Indemnified Person or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 8.03 shall continue in effect until the final disposition of such Proceeding or investigation.

8.04                        Employment and Benefit Arrangements.  From the Closing Date until December 31, 2015, the Purchaser shall cause the Company to provide employees of the Company and its Subsidiaries with compensation (other than equity-based compensation) that is substantially equivalent to the compensation (other than equity-based compensation) provided to such employees prior to the Closing and to either (i) maintain in effect on behalf of employees of the Company and its Subsidiaries all employment, severance, termination, consulting, retirement and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of the Company or its Subsidiaries as in effect as of the date hereof (the “Company Plans”) or (ii) provide all employees of the Company and its Subsidiaries with such compensation and benefit plans, programs, arrangements, agreements and policies as are provided to similarly situated employees of the Purchaser; provided that such benefit plans, programs, arrangements, agreements and policies provide a level of benefits that in the aggregate is substantially comparable to the aggregate level of benefits provided under the Company Plans as of the Closing.  The Purchaser shall take all actions necessary so that employees of the Company and its Subsidiaries shall receive service credit for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan) under any compensation or benefit plans, programs, arrangements, agreements and policies sponsored by the Purchaser or any of its Affiliates (other than any equity-based arrangements), except to the extent duplication of benefits would result.  To the extent that the Purchaser or any of its Affiliates modifies any welfare benefit coverage or plan under which the employees of the Company and its Subsidiaries participate in the plan year in which the Closing occurs, the Purchaser shall waive or cause to be waived any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such welfare benefit coverage or plan modification occurs.  Nothing in this Section 8.04 shall (i) confer upon any Person any right to continue in the employ or service of Purchaser, the Company, its Subsidiaries or any of their respective Affiliates, or interfere with or restrict in any way the rights of Purchaser, the Company, its Subsidiaries or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause, (ii) subject to compliance with this Section 8.04, restrict the Purchaser’s, Company’s or its Subsidiaries’ right to amend, modify or terminate any Company Plan, (iii) be deemed or construed to be an amendment or other modification of any Company Plan or Purchaser employee benefit plan or (iv) give any Person other than the parties to this Agreement, including any employees of the Company or any of its Subsidiaries, any right to enforce the provisions of this Section 8.04 as a third-party beneficiary.  The Purchaser agrees that the Purchaser and the Company shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

8.05                        Regulatory Filings.

(a)                                 The Purchaser shall, and shall cause its Affiliates to, (a) promptly make or cause to be made all filings and submissions required to be made under any Laws applicable to the Purchaser for the consummation of the transactions contemplated by this Agreement, (b) coordinate and cooperate with the Company and the Seller in exchanging such information and providing such assistance as the Company and the Seller may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use commercially reasonable best efforts to take all actions necessary to obtain all required clearances.

(b)                                 As soon as practicable following the date hereof (and with respect to the Purchaser HSR Filing, within five days), the Purchaser shall make or cause to be made all filings and submissions under the HSR Act (the “Purchaser HSR Filing”) and any other material Laws or regulations applicable to the transactions contemplated herein.  The Purchaser shall coordinate and cooperate with the Company and the Seller in exchanging such information and providing such assistance as the Company and the Seller may reasonably request in connection with all of the foregoing.  The Purchaser shall be responsible for one half of all filing fees under the HSR Act.  The Purchaser shall at the time of making the Purchaser HSR Filing request early termination of the applicable premerger waiting period.

(c)                                  The Purchaser will provide the Company and the Seller with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with the Company and the Seller prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the Company and the Seller in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement,  neither the Purchaser nor any of its Subsidiaries or Affiliates, shall be required to agree to (i) any license, divestiture, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets, business lines or properties, or those of any of its Subsidiaries or Affiliates or the Company or its Subsidiaries, (ii) the imposition of any limitation or restriction on the ability of Purchaser or any of its Subsidiaries or Affiliates to conduct, operate or manage any of their respective businesses, assets, business lines or properties or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses, assets, business lines or properties and, in the case of Purchaser, the business, assets, business lines or properties of the Company and its Subsidiaries, or (iii) the imposition of any impediment, condition or undertaking on Purchaser or any of its Subsidiaries or Affiliates of any kind under any Law, statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (collectively, a “Divestiture Action”), unless such Divestiture Action would not have a material adverse impact on the Purchaser, any of its Subsidiaries or Affiliates, the Company or its Subsidiaries.  With regard to any Governmental Entity, neither the Seller nor the Company shall, without Purchaser’s written consent in Purchaser’s sole discretion, discuss or commit to any Divestiture Action, or discuss or commit to alter the Company’s or its Subsidiaries’ business, assets, business lines, properties or commercial practices in any way, or otherwise discuss or take or commit to take any action that limits Purchaser’s freedom of action with respect to, or Purchaser’s ability to retain any of the Company’s or its Subsidiaries’ businesses, assets, business lines or properties or otherwise receive the full benefits of this Agreement, in Purchaser’s sole discretion.  Nothing herein shall require Purchaser or any of its Subsidiaries or Affiliates to litigate with any Person, or otherwise contest or defend against any administrative, regulatory or judicial action or proceeding or the imposition of any undertaking or condition or decree, judgment, injunction or other order, whether temporary, preliminary or permanent, unless contesting or defending against such litigation, action, proceeding, undertaking, condition, decree, judgment, injunction or other order would not result in a material adverse impact on the Purchaser, any of its Subsidiaries or Affiliates, the Company or its Subsidiaries.

8.06                        Conditions.  The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied as soon as practicable following the date hereof, to cause the Closing to occur as expeditiously as possible following the execution of this Agreement, and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article III (other than those to be satisfied at the Closing itself, but subject to such conditions being able to be satisfied at the Closing).

8.07                        Contact with Employees, Customers and Suppliers.  Prior to the Closing, the Purchaser and the Purchaser’s Representatives may not contact and communicate with any employee, customer, service provider, or supplier of the Company and its Subsidiaries unless (a) it obtains prior written approval of the Company or (b) such contact or communication is completely unrelated to the transactions contemplated hereby, does not include mention of the Seller, the Company, their respective Subsidiaries, or any other matter contemplated hereby, and is not intended to seek or obtain any information regarding the Seller, the Company, and their respective Subsidiaries.  For the avoidance of doubt, nothing set forth in this Section 8.07 shall prohibit Purchaser or Purchaser’s Representatives from contacting and communicating with any relevant employee of the Company and its Subsidiaries in connection with the covenants set forth in Section 7.08 or otherwise in furtherance of the consummation of the transactions contemplated hereby.

8.08                        Financing.

(a)                                 The Purchaser shall use reasonable best efforts to obtain the Debt Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter (as the same may be amended, modified or replaced in accordance with this Section 8.08), including its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and comply with its obligations thereunder; (ii) negotiate and execute the financing documents on terms contained in the Debt Commitment Letter (including any “flex” provisions related thereto); (iii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period), or obtain a waiver of, the conditions to the Debt Commitment Letter that are within the Purchaser’s control (but excluding any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information as required under Section 7.08 or the Company’s or the Seller’s breach of any of their respective other obligations under this Agreement); (iv) subject to the terms of the Debt Commitment Letter and upon the satisfaction of the conditions set forth in the Debt Commitment Letter, enforce its rights to consummate the Debt Financing or to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Financing at the Closing under the Debt Commitment Letter (provided, however, that in no event shall reasonable best efforts include any obligation on the part of Purchaser or any of its Affiliates to commence or thereafter to commence any litigation, arbitration, action or other adjudicatory or legal proceeding against any Debt Financing Source); and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and the other persons committing to fund the Debt Financing to fund the Debt Financing at the Closing.  The Purchaser shall not permit or agree to any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, any of the Debt Commitment Letter if such termination, amendment, modification, waiver or replacement (A) reduces (or would have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), unless the representation and warranty set forth in Section 6.08 hereof (as though made at the time of the effectuation of such termination, amendment, modification, waiver or replacement) shall remain true and correct; or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter in a manner that would reasonably be expected to (x) delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Commitment Letter that are in the Purchaser’s control) on the Closing Date or (y) adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or solely to the extent definitive loan agreements are entered into prior to the Closing Date, the definitive agreements with respect thereto; provided that (i) the Purchaser shall not be deemed to have violated this Section 8.08 if the Purchaser shall have (A) provided prior written notice to the Seller of any termination, amendment, modification, waiver or replacement it proposes to take or any other event, fact or circumstance that would be restricted by the foregoing provisions of this Section 8.08 and (B) demonstrated (to the reasonable satisfaction of the Seller) that it has other funds available to it (on conditions not materially less favorable in the aggregate to the Purchaser than the conditions to the Debt Commitment Letter) that are sufficient to pay all other amounts required to be paid by the Purchaser pursuant to this Agreement and in connection with the transactions contemplated by this Agreement, and (ii) for the avoidance of doubt, neither the existence nor the exercise of any “flex” provision in the Debt Commitment Letter shall constitute a breach of (or notice under) this provision or any other provision of this Agreement. Purchaser shall promptly deliver to the Seller copies of any such termination, amendment, modification, waiver or replacement of the Debt Commitment Letter. In no event shall the Purchaser have any liability for breach of its covenants or agreements in this Section 8.08 if the Closing occurs.

(b)                                 If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, the Purchaser shall (i) promptly notify the Seller of such failure and the reasons therefor and (ii) use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Debt Financing being replaced that is still available, to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable to the Purchaser, in the aggregate, than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any applicable flex provisions), except as agreed by the Purchaser, as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”).  The Purchaser shall as soon as reasonably practicable deliver a true, correct and complete copy of each alternative financing commitment (collectively, a “New Debt Commitment Letter”) to the Company.  Any reference in this Agreement to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter on the date hereof, as permitted to be amended, modified or replaced (in whole or in part) by this Section 8.08, including any Alternative Debt Financing, and references to “Debt Commitment Letter” shall include such debt commitment letters as permitted to be amended, modified or replaced (in whole or in part) by this Section 8.08, including any New Debt Commitment Letter.

(c)                                  Prior to the Closing, the Purchaser shall keep the Company reasonably informed, upon the request of the Company, of the status of its efforts to arrange the Debt Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Debt Commitment Letter or definitive document related to the Debt Financing by any party to any Debt Commitment Letter or definitive document related to the Debt Financing of which it has Knowledge, in each case to the extent such breach could reasonably be expected to delay or prevent the Closing, and (ii) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or (B) dispute or disagreement between or among any parties to any Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing.

ARTICLE IX

TERMINATION

9.01                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of the Purchaser and the Seller;

(b)                                 by the Purchaser upon written notice to the other parties hereto, if there has been a material violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 3.01 and such violation or breach has not been waived by the Purchaser or, if curable, cured by the Company or the Seller, as applicable, within 30 days after receipt by the Company of written notice thereof from the Purchaser; provided, however, that the Purchaser may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.01 not to be satisfied;

(c)                                  by the Seller upon written notice to the other parties hereto, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition set forth in Section 3.02 and such violation or breach has not been waived by the Seller or, if curable, cured by the Purchaser within 30 days after receipt by the Purchaser of written notice thereof from the Seller; provided that the following violations or breaches shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller and shall be deemed breaches or violations that prevent the satisfaction of the conditions to the obligations of the Seller at the Closing: (i) the failure of the Closing to occur on the date specified in Section 2.01 or (ii) the failure to deliver the Closing Cash Consideration at the Closing as required hereunder; provided further that in any event, the Seller may not so terminate if it has materially breached this Agreement so as to cause any conditions set forth in Section 3.02 not to be satisfied; or

(d)                                 by the Purchaser or the Seller upon written notice to the other parties hereto, if the transactions contemplated hereby have not been consummated on or before October 26, 2015 (such date, the “Outside Date”); provided that (i) the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party if it has materially breached this Agreement so as to prevent any condition set forth in Section 3.01, in the case of a purported termination by the Purchaser, or Section 3.02, in the case of a purported termination by the Seller, not to be satisfied and (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two Business Days or less prior to the Outside Date, then neither the Purchaser nor Seller shall be permitted to terminate this Agreement pursuant to this Section 9.01(d) until the third Business Day after the Outside Date.

9.02                        Effect of Termination.  In the event this Agreement is terminated by either the Purchaser or the Seller as provided in Section 9.01, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Article XII and Article XIII and the Confidentiality Agreement), and there shall be no liability on the part of the Purchaser, the Company or the Seller to one another, except for willful breaches of this Agreement prior to the time of such termination.

ARTICLE X

ADDITIONAL COVENANTS

10.01                 Provision Respecting Legal Representation.

(a)                                 The Seller and the Company hereby inform the Purchaser that each of the Company, the Seller, their respective Subsidiaries and GTCR have retained K&E to act as its counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of K&E for conflict of interest or any other purposes as a result thereof.

(b)                                 The Purchaser, the Company and the Seller hereby agree that, in the event that a dispute arises under this Agreement after the Closing between the Purchaser, the

Company, and/or its Subsidiaries on the one hand, and the Seller, GTCR or their respective post-Closing Affiliates, on the other hand, (an “Agreement Dispute”) K&E may represent the Seller, GTCR and/or such post-Closing Affiliates in any Agreement Dispute even though the interests of the Seller, GTCR and/or such post-Closing Affiliates may be directly adverse to the Purchaser, the Company or its Subsidiaries, and even though K&E may have represented the Company or its Subsidiaries in a matter substantially related to such Agreement Dispute, or may be handling other matters for the Purchaser, the Company or any of their Subsidiaries.

(c)                                  The Purchaser further agrees that, in any Agreement Dispute, the portion of the communications among K&E, GTCR, the Seller and their respective Affiliates (other than the Company and its Subsidiaries), and, for communications made prior to the Closing, the Company and its Subsidiaries, that (i) relate in any way to the transactions contemplated by this Agreement, and (ii) are subject to the attorney-client privilege (communications meeting the requirements of clauses (i) and (ii) of this sentence are collectively referred to as the “Privileged Communications”), the attorney—client privilege and the expectation of client confidence belongs to the Seller, may be controlled by the Seller and, except as expressly provided in Section 10.01(d), shall not pass to or be claimed by the Purchaser, the Company or any of their Subsidiaries.

(d)                                 The Purchaser, the Company and the Seller hereby agree that the protections afforded to the Seller in Section 10.01(c) shall not be considered, and is not, a waiver by the Purchaser, the Company or their Subsidiaries of any attorney-client privilege that they may have over the Privileged Transaction Communications as against any third party other than GTCR, the Seller and their respective post-Closing Affiliates (an “Unaffiliated Party”).  In the event of a dispute between the Purchaser, the Company, and/or its Subsidiaries on the one hand, and an Unaffiliated Party, on the other hand, (an “Unaffiliated Party Suit”), the Purchaser, the Company and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of any Privileged Communications to such Unaffiliated Party; provided, however, that none of the Purchaser, the Company or its Subsidiaries may waive such privilege without the prior written consent of GTCR for any Third-Party Suit subject to indemnification by the Seller under Section 11.02(a).  Notwithstanding anything to the contrary set forth in this Agreement, in the event that any of the Purchaser, the Company or its Subsidiaries is required or requested by governmental order, other order or request of a tribunal of competent jurisdiction, or by request or order of any Governmental Entity, to produce, or otherwise to access or obtain a copy of, all or a portion of a Privileged Communication, the Purchaser shall be entitled to so produce, access or obtain such Privileged Communication, provided that, as soon as reasonably practicable following such a request or order, the Purchaser shall notify the Seller in writing so that the Seller can seek such remedy as may be available to the Seller to prevent the production or disclosure of, or access to, any of such Privileged Communications or maintain the confidentiality of any of such Privileged Communications.  Where the Seller seeks such a remedy regarding such Privileged Communications in an Unaffiliated Party Suit, the Purchaser agrees to reasonably assist the Seller in seeking such remedy.

(e)                                  The Purchaser agrees that, in any Agreement Dispute, it will not, and that it will cause the Company and its Subsidiaries to not, (i) seek to obtain such Privileged

Communications, whether by seeking a waiver of the attorney-client privilege or through other means, or (ii) use or rely on any of the Privileged Communications.  The Privileged Communications may be used by the Seller, GTCR and/or any of their respective post-Closing Affiliates in connection with any Agreement Dispute, including in any claim for indemnification brought by the Purchaser.

10.02                 Tax Matters.

(a)                                 Tax Returns.  The Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns of the Company and its Subsidiaries for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date (together, a “Pre-Closing Tax Period”) that are filed after the Closing Date and, subject to the indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns; provided that, with respect to any income Tax Returns of the Company its Subsidiaries for any Taxable period (or portion thereof) ending on or before the Closing Date that reflects a Tax for which the Seller may be liable, the Purchaser shall prepare such Tax Returns consistent with past practice unless otherwise required by applicable Law and Purchaser shall deliver a draft of such Tax Return to the Seller at least thirty (30) days prior to the due date thereof (taking into account any extensions of the due date), and the Purchaser shall allow the Seller to comment on such Tax Return and shall consider in good faith all comments made by the Seller that are received by the Purchaser at least ten (10) days prior to the due date of such Tax Return (taking into account any extensions of the due date).  “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.  With respect to Taxes of the Company its Subsidiaries relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined as follows: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property purchased by the Purchaser and placed in service after the Closing, shall be allocated on a per diem basis. The parties hereto agree to deduct the Transaction Tax Deductions on the Closing Date to the maximum extent permitted by applicable Law and shall file all Tax Returns consistently therewith. In the event of any disagreement over the application of this Section 10.02(a), including with respect to the deductibility of any Transaction Tax Deductions or the amount or timing of any payment to the Seller, the Valuation Firm shall resolve such dispute in accordance with the principles set forth in Section 1.04.

(b)                                 Transfer Taxes.  The Purchaser and the Seller will each pay, and will indemnify and hold the other harmless against one-half of any transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed, directly or indirectly, on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively,

“Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  The Seller and the Purchaser agree to cooperate with each other in the filing of any returns with respect to Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(c)                                  Tax Sharing Agreements.  Any and all existing Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company other than one of its Subsidiaries, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date.  After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.

(d)                                 Intermediary Transaction Tax Shelter.  The Purchaser shall not take any action with respect to the Company or cause or permit the Company to take any action that would cause the transaction contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-11.

(e)                                  Cooperation on Tax Matters. The Purchaser, the Company and the Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding. The Purchaser, the Company and the Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity.

(f)                                   Tax Treatment of Indemnity Payments. All indemnity payments made pursuant to this Agreement shall be treated as adjustments to the purchase price for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law

(g)                                  Tax Contests.

(i)                                     After the Closing, the Purchaser shall, and shall cause the Company and its Subsidiaries to, promptly notify the Seller in writing upon receipt of any written notice, or becoming aware, of any audit, examination, or proceeding with respect to Taxes that, if determined adversely to the taxpayer, would be reasonable grounds for a Tax indemnification claim in favor of the Purchaser under Article XI (a “Tax Claim”).

(ii)                                  The Purchaser shall have the right, directly or through its designated representatives, to control the defense of any Tax Claim, including the settlement thereof, provided that (A) the Seller, at the Seller’s sole cost and expense, shall have the right to participate fully in any such Tax Claim, including by reviewing and commenting on any submissions prior to such submissions being made, by having any such comments considered in good faith by the Purchaser, and by participating in any in-person meetings or telephonic conferences and (B) the Purchaser shall not settle such Tax Claim if such settlement could reasonably be expected to adversely affect the Seller, without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)                               To the extent this Section 10.02(g) conflicts with the provisions of Section 11.03, this Section 10.02(g) shall control.

(h)                                 Tax Refunds.  Except to the extent (i) taken into account in the calculation of Net Working Capital as finally determined pursuant to Section 1.04 and taken into account in calculating the Final Cash Consideration or (ii) result from a carryback of any loss or deduction generated in a period after the Closing Date to any taxable period ending prior to the Closing Date, the Seller shall be entitled to any refund or credit for overpayment of Taxes (including any interest paid thereon) (a “Tax Refund”) of the Company or any of its Subsidiaries for any Pre-Closing Tax Period.  Within five (5) Business Days after receipt by the Purchaser, the Company or any Subsidiary thereof of any Tax Refund to which the Seller is entitled, the Purchaser or the Company shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax Refund to an account or accounts designated by the Seller.  The Purchaser will, and will cause the Company and its Subsidiaries to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Purchaser, the Company and its Subsidiaries to perfect their rights in and obtain all Tax Refunds for which any such Person is eligible and to which the Seller is entitled.  None of the Purchaser, the Company, or its Subsidiaries shall forfeit, fail to collect or otherwise minimize any Tax Refund to which the Seller would be entitled, whether through any election to carry forward a net operating loss or otherwise, except as required by applicable Laws.  In the case of any Straddle Period, the amount of Tax Refunds to which the Seller is entitled shall be determined as if the relevant Tax period ended on the Closing Date.  Notwithstanding any other provision in this Agreement, if any such refunds that are subsequently required to be paid back to a Governmental Entity, then such refunds shall be indemnifiable Losses for which the Seller shall indemnity the Purchaser pursuant to Article XI.

(i)                                     In the event of any dispute regarding any Tax matters under this Agreement, the Valuation Firm shall promptly resolve such dispute pursuant to the principles contained in Section 1.04.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

11.01                 Survival of Representations and Warranties and Covenants.  The parties, intending to contractually shorten the applicable statute of limitations, hereby acknowledge, represent, warrant, covenant and agree that none of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Closing other than (a) the Company Fundamental Reps, Seller Fundamental Reps, Purchaser Fundamental Reps, Section 4.08 and Section 4.15, each of which shall survive the Closing through the earlier of (i) the thirtieth (30th) day following the date on which the Purchaser publicly announces its earnings for the fiscal year ended December 31, 2015 and (ii) nine (9) months following the Closing (such earliest date, the “Survival Expiration Date”), and (b) all covenants and other agreements that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms.  If written notice of a claim has been given in the manner required by this Article XI prior to the expiration of the applicable representations and warranties by the party seeking indemnification for such claim, then the relevant representations and warranties of the applicable party shall survive solely as to such claim until such claim has been finally resolved pursuant to this Article XI.  Any claim pursuant to Section 11.02(a)(iii) must be made on or prior to the Survival Expiration Date; provided, that if written notice of such a claim has been given in the manner required by this Article XI on or prior to the Survival Expiration Date, then such claim shall survive until such claim has been finally resolved pursuant to this Article XI.  The aggregate amount of all Losses under each such unresolved indemnification claim made in accordance with this Article XI which remains outstanding and unresolved as of the Survival Expiration Date shall be collectively referred to, for purposes of the Limited Guaranty or otherwise, as the “Outstanding Claims.” Solely for purposes of this Article XI, the representations and warranties contained in Article IV, Article V and Article VI are made as of the date of this Agreement and as of the Closing Date (unless expressly made as of an earlier date, in which case they are made as of such date) so that an Indemnitee may recover Losses for any failure of any representation or warranty to be true and correct at either such date.

11.02                 Indemnification; Limits on Indemnification.

(a)                                 Subject to the other provisions of this Article XI, from and after the Closing, the Seller shall hold harmless and without duplication, indemnify and defend the Purchaser and its Affiliates (including the Company and its Subsidiaries after the Closing), their respective successors and permitted assigns, and their respective stockholders, employees, officers, partners, members, trustees and directors (in all cases other than the Seller and its post-Closing Affiliates) (the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for, any and all Losses that any of them actually incur or pay to the extent arising out of or resulting from:

(i)                                     any inaccuracy in any (A) Seller Fundamental Rep made by the Seller, or (B) Company Fundamental Rep or representation or warranty set forth in Section 4.08 or Section 4.15 made by the Company;

(ii)                                  any breach of any of the covenants or other agreements made in and to be performed by the Seller after the Closing pursuant to this Agreement;

(iii)                               any Pre-Closing Taxes; and

(iv)                              any failure to reimburse the Purchaser pursuant to the provision titled “Retainer and Fees Related to an Engagement Pursuant to Section 1.04” on Exhibit B.

(b)                                 Subject to the other provisions of this Article XI, from and after the Closing, the Purchaser shall hold harmless and, without duplication, indemnify and defend the Seller and its Affiliates, their respective successors and permitted assigns, and their respective stockholders, employees, officers, partners, members, trustees and directors (the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses that any of them incur, pay or sustain arising out of or resulting from:

(i)                                     any inaccuracy in any Purchaser Fundamental Rep made by the Purchaser; and

(ii)                                  any breach of any of the covenants or other agreements made in and to be performed by the Purchaser after the Closing pursuant to this Agreement.

(c)                                  Notwithstanding anything herein to the contrary:

(i)                                     the maximum amount of indemnifiable Losses that may be recovered from the Seller for all claims for indemnification pursuant to Section 11.02(a) shall be $20,000,000 (the “Indemnity Cap”);

(ii)                                  the maximum amount of indemnifiable Losses that may be recovered from the Purchaser for all claims for indemnification pursuant to Section 11.02(b) shall be an amount equal to the Indemnity Cap;

(iii)                               in calculating any amount indemnifiable hereunder in respect of Losses, such Losses shall be reduced by (A) any amounts actually recovered by the Indemnitee under applicable insurance policies (net of any increase in related premiums), under any indemnification or similar agreements, or other rights of recovery with respect to such Losses (other than from an Affiliate of such Indemnitee), net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnitee in obtaining such recovery and (B) the amount of any Tax benefits actually realized in the form of a reduction in income Tax liability of the Company and its Affiliates in the taxable year that includes the relevant Loss resulting from the relevant Loss (calculated by comparing the income Tax liability of the Company and its Affiliates, taking the relevant Loss into account, with the income Tax liability that the Company and its Affiliates would have had absent the Loss).  If an Indemnitee or its Affiliates receives any such recovery described above that was not previously taken into account after an indemnification payment by the Indemnifying Party has been made, then such Indemnitee or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of the amount received by the Indemnitee or its Affiliates.  The Indemnitee shall take all commercially reasonable actions to seek full and prompt recovery under all insurance policies and any other rights, remedies or agreements covering any Losses to the same extent as if it would if such Loss were not subject to indemnification hereunder.  Each party hereby waives, to the extern permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses;

(iv)                              the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or related group of Losses; and

(v)                                 no Purchaser Indemnitee shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of Cash, Indebtedness, Transaction Expenses or Net Working Capital as finally determined pursuant to Section 1.04.

11.03                 Claims Notice.

(a)                                 Promptly after the Person seeking indemnification pursuant to Section 11.02 (the “Indemnitee”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to indemnification under this Article XI (a “Third-Party Claim”), the Indemnitee shall deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnitee in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnitee’s right to indemnification under this Article XI, except to the extent the Indemnifying Party has been materially prejudiced by such failure or delay.

(b)                                 Promptly, but in any event no later than twenty (20) Business Days, after receipt by the Indemnifying Party of a Claim Notice of a Third-Party Claim, such Indemnifying Party may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel of the Indemnifying Party’s choosing that is reasonably acceptable to the Indemnitee); provided, that the Purchaser shall have the exclusive right to control the defense, prosecution and resolution of a Third-Party Claim that is brought by or involves a Governmental Authority (the party conducting the defense of such Third-Party Claim is referred to herein as the “Controlling Party” and the other party is referred to herein as the “Non-Controlling Party”).  The Non-Controlling Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such claim.  Except with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full, unconditional and irrevocable release by such third party of each Indemnitee and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnitee.  Until the Indemnifying Party shall have so assumed the defense of the Indemnitee against such claim following the delivery of such Claim Notice, the Indemnitee may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, that (x) such Indemnitee, except with the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, shall not settle or compromise any Third-Party Claim or permit a default judgment or consent to an entry of judgment (subject to the exceptions set forth in clauses (i) through (iii) above, and (y) if such Indemnitee is entitled to indemnification under this Article XI (as determined by an agreement of the parties or by a final and non-appealable judgment of a court of competent jurisdiction), all reasonable out-of-pocket legal and other expenses reasonably incurred by the Indemnitee shall be borne by the Indemnifying Party.  Any Non-Controlling Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof either (I) at its own expense or (II) at the Indemnifying Party’s cost and expense if (1) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (2) on the reasonable advice of legal counsel to the Indemnitee, a conflict or potential conflict of interest exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable or (3) one or more defenses are available to the Indemnitee that are not available to the Indemnifying Party; provided, that such expenses shall be paid by the Indemnifying Party if and only if (and at the time) that the Indemnitee is entitled to indemnification in respect of such Third-Party Claim (as determined by an agreement of the parties or by a final and non-appealable judgment of a court of competent jurisdiction).  After any such claim has been filed or initiated, each party shall make available to the other parties and their attorneys and accountants all pertinent information under its control relating to such claim which is made available under the terms of a confidentiality agreement or similar protective measures, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

11.04                 Recovery of Losses.  With respect to any indemnification claim made pursuant to this Article XI, all indemnifiable Losses shall be paid as follows:

(a)                                 With respect to the Seller, the Seller shall promptly pay to the Purchaser the amount of the Purchaser’s Losses indemnifiable by the Seller pursuant to Section 11.02(a) by wire transfer to an account designated in writing by the Seller.

(b)                                 With respect to the Purchaser, the Purchaser shall promptly pay to the Seller the amount of the Seller’s Losses indemnifiable by the Purchaser pursuant to Section 11.02(b) by wire transfer to an account designated in writing by the Seller.

11.05                 Exclusive Remedy.

(a)                                 Subject to Section 13.19, except for fraud, following the Closing this Article XI shall provide the sole and exclusive monetary remedy of the parties hereto with respect to any and all claims in any way relating to or arising out of or in connection with this Agreement, whether hereunder, at law or otherwise, including a breach of any representation, warranty, covenant or agreement made by any party hereto, except (i) for the determination of the Final NWC Adjustment Amount, which shall be governed by Section 1.04, and (ii) as provided in the Limited Guaranty.

(b)                                 The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of, or compliance with, any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

11.06                 Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

11.07                 Purchase Price Adjustment.  Any payment required to be made pursuant to this Article XI shall be treated for Tax purposes as an adjustment to the Final Cash Consideration, unless otherwise required by Law.

ARTICLE XII

DEFINITIONS

12.01                 Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“2012 Audit” means the audited consolidated income statements, and cash flows statements of the Company’s predecessor for the period from January 1, 2012 to September 18, 2012 and the Company for the period from September 19, 2012 to December 31, 2012.

“Additional Retained Amount” means $7,214,083, solely to the extent such amount is owed and unpaid pursuant to Section 4(a) of the Modification and Amendment Agreement as of the Closing Date and in the event such amount has been paid in accordance with Section 4(a) of the Modification and Amendment Agreement as of the Closing Date, the Additional Retained Amount shall be deemed to be $0.

“Adjustment Amount” has the meaning set forth in the Adjustment Amount Schedule.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Agreements” means the Limited Guaranty and each certificate or other document to be delivered by a party hereto at the Closing.

“Base Consideration” means $700,000,000.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois, Boston, Massachusetts or New York, New York.

“Cash” means, with respect to the Company and its Subsidiaries, as of the opening of business on the Closing Date, all cash, cash equivalents and marketable securities held by the Company or its Subsidiaries at such time other than Restricted Cash.

“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the Estimated NWC Adjustment Amount (only if the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount), minus (iv) the Estimated NWC Adjustment Amount (only if the Target Net Working Capital Amount is greater than Estimated Net Working Capital Amount), plus (v) the amount of Estimated Cash, minus (vi) the amount of Estimated Transaction Expenses.

“Company Fundamental Reps” means those representations and warranties contained in the first sentence of Section 4.01 (Organization and Organizational Power), Section 4.02 (Subsidiaries) other than the last sentence of Section 4.02 (Subsidiaries), the first and third sentences of Section 4.03 (Authorization; No Breach; Valid and Binding Agreement), Section 4.04 (Capitalization), and Section 4.20 (Brokerage).

“Compliant” means, with respect to the Required Information, that: (i) such Required Information provided by the Company, taken as a whole, does not contain any untrue statement of a material fact regarding the Company or any of its Subsidiaries, or omit to state any material fact regarding any the Company or any of its Subsidiaries necessary to make such Required Information not materially misleading under the circumstances in which made; (ii) the Company’s auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Information; (iii) neither the Company, nor any of its Subsidiaries, nor their auditors have determined to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iii) if such restatement is completed or the Company has determined no such restatement is required); and (iv) the interim financial statements included in clause (i) of the definition of Required Information that are available to the Purchaser on each day of the Marketing Period are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period.

“Debt Financing Source Related Parties” means with respect to any Debt Financing Source, any Affiliate of such Debt Financing Source or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents of any Debt Financing Source or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent or any of their successors or assigns of any of the foregoing.

“Environmental Laws” means all applicable Laws in effect as of or prior to the Closing Date concerning pollution or protection of the environment or human or worker health and safety (with respect to exposure to Hazardous Materials).

“ERA Amount” means the amount of Cash held with respect to the Employment-Related Amount (as defined in the Merger Agreement).

“Estimated NWC Adjustment Amount” means the absolute value of the amount (if any) of the difference between the Target Net Working Capital Amount and the Estimated Net Working Capital Amount.

“Existing Credit Agreement”  means that certain Credit Agreement, dated as of September 19, 2012, by and among CBR Systems, Inc., as Borrower, the Company, as Parent, Bank of Montreal, as Administrative Agent and Collateral Agent, the other lenders party thereto, as Lenders, and the other parties thereto, as amended by that certain First Amendment to Credit Agreement, dated as of May 31, 2013 and that certain Second Amendment to Credit Agreement, dated as of August 5, 2014.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.04, plus (iii) the Final NWC Adjustment Amount (only if Net Working Capital as finally determined pursuant to Section 1.04 exceeds the Target Net Working Capital Amount), minus (iv) the Final NWC Adjustment Amount (only if the Target Net Working Capital Amount exceeds Net Working Capital as finally determined pursuant to Section 1.04), plus (v) the amount of Cash as finally determined pursuant to Section 1.04, minus (vi) the amount of Transaction Expenses as finally determined pursuant to Section 1.04.

“Final NWC Adjustment Amount” means the absolute value of the amount (if any) of the difference between the Target Net Working Capital Amount and Net Working Capital as finally determined pursuant to Section 1.04.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent with those used in preparing the Latest Balance Sheet.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.

“Hazardous Materials” means any pollutant, contaminant, or toxic or hazardous chemical, material, substance or waste which is prohibited, limited or regulated under Environmental Laws, including medical wastes, petroleum and petroleum by-products, asbestos, asbestos-containing materials and polychlorinated biphenyls.

“Healthcare Regulatory Laws” means Laws relating to healthcare regulatory matters, including, but not limited to: (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.), the “Medicare Laws;” (iii) 42 U.S.C. § 263a, which is commonly referred to as the “Clinical Laboratory Improvement Amendments of 1988” or “CLIA;” (iv) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (v) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (vi) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (vii) any federal, state or local applicable Law that regulates either the approval, clinical development, manufacturing, promotion or distribution of products; (viii) any state law regulating the interactions with health care professionals and reporting thereof; or (ix) any federal, state or local statute or regulation relevant to false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

“Indebtedness” means, as of any particular time, without duplication, (a) all obligations (including all obligations in respect of principal, accrued interest, penalties, accrued fees, accrued expenses, breakage costs,  premiums and other monetary obligations) of the Company and its Subsidiaries (i) for borrowed money or with respect to deposits or advances of any kind (other than trade payables or accruals incurred in the ordinary course of business), (ii) in respect of capitalized leases, (iii) evidenced by notes, bonds, debentures or similar instruments, contracts or agreements, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (v) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, (vi) all obligations under contracts or agreements relating to interest rate protection, swap transactions and collar transactions, including break fees or other breakage costs for the termination thereof, (vii) liabilities or other obligations for any deferred payment of purchase price (including any earn-out obligations) for goods, services or any acquisition or purchase price adjustments (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business), (viii) all amounts owed pursuant to Laws relating to unclaimed property, escheatment and similar Laws, (ix) the Additional Retained Amount and (x) the Adjustment Amount and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in clauses (a)(i) through (a)(x). For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the close of business on the Closing Date (including, any fees, penalties, premiums and other costs in connection with the payment of such Indebtedness on the Closing Date) and excluding (x) any inter-company indebtedness among the Company and any of its Subsidiaries, (y) the ERA Amount and (z) the Retained Amount.

“Intellectual Property” means any or all of the following in any jurisdiction in the world: (i) copyrights, copyrightable works, and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names; (v) rights in software, data, and databases; and (vi) trade secrets, know-how, and other confidential information.

“Knowledge” means (i) with respect to the Company, the actual knowledge of Geoffrey Crouse, Mike Johnson, Todd Van Horn, Chris Margolin, Martin Hodgett and Kristen Swingle and (ii) with respect to the Purchaser, the actual knowledge of Frank Thomas and Melissa Bradford Klug.

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, or decree of any Governmental Entity.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, conditional sale agreement, right of first refusal, right of first offer, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

“Limited Guaranty” means that certain Limited Guaranty provided by GTCR Fund X/A LP, GTCR Fund X/C LP and GTCR Co-Invest X LP (the “GTCR Limited Guarantors”), to be dated as of the Closing Date, in favor of the Purchaser, in the form of Exhibit C hereto.

“Losses” means any and all losses, liabilities, Taxes, penalties, damages, costs, fines, expenses, judgments and settlements (including all out-of-pocket expenses and attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement) whether or not resulting from a Third Party Claim, provided that no party shall be liable to any other Person for any Losses pursuant to Article XI to the extent such Losses constitute any special, consequential, exemplary or punitive damages unless awarded in a Third Party Claim.

“Marketing Period” means a period (i) of fifteen (15) consecutive Business Days commencing on the date following the date on which the Purchaser shall have received the Required Information and such Required Information is Compliant and (ii) throughout which (A) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 3.01 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such period, and (B) the Purchaser shall have received the Required Information and such Required Information remains Compliant; provided, however, that (w) Friday, July 3, 2015 shall not be considered a Business Day for purposes of calculating such Marketing Period, (x) if such 15 consecutive Business Day period shall not have ended prior to August 22, 2015, then such period shall not commence prior to September 8, 2015, (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such period, (1) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Information, unless and until a new unqualified audit opinion is issued with respect to the financial statements described in clause (i) of the definition of Required Information for the applicable periods by the Company’s auditor or another independent public accounting firm of recognized national standing reasonably acceptable to the Purchaser or (2) the Company shall have determined that it must restate any financial information or financial statements included in the Required Information or any such restatement is under consideration, unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined and announced that no such restatement is required in accordance with GAAP, and (z) the Marketing Period in any event shall end on any earlier date on which all of the Debt Financing has funded.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, or would reasonably be expected to have or result in, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that any such change, effect, event, occurrence, state of facts or development, to the extent resulting from or arising in connection with the following, shall not be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participate, the economy as a whole or the capital markets in general (including currency fluctuations) or the markets in which the Company and its Subsidiaries operate; (iii)  the taking of any action required by this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; provided that, in the case of clauses (ii), (iv), (vii) and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or will occur.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Seller, the Company, Cbr Systems, Inc. and the other parties signatory thereto, dated as of August 10, 2012 (as amended from time to time in accordance with its terms).

“Modification and Amendment Agreement” means that certain Modification and Amendment Agreement by and between the Company and Thomas E. Moore, dated as of December 31, 2014.

“Net Working Capital” means (i) current assets (e.g., accounts receivable, inventory and prepaid expenses, but excluding Cash, Tax assets, prepaid management fees, notes receivable and interest receivable, the ERA Amount, the Retained Amount and the Additional Retained Amount) of the Company and its Subsidiaries as of the opening of business on the Closing Date, minus (ii) current liabilities (e.g., accounts payable and accrued liabilities), but excluding Indebtedness, Tax liabilities, Transaction Expenses and liabilities related to the ERA Amount, the Retained Amount or the Additional Retained Amount) of the Company and its Subsidiaries as of the opening of business on the Closing Date, in each of the immediately preceding clauses (i) and (ii), to the extent such current assets and current liabilities are designated as such on Exhibit A attached hereto.  Exhibit A attached hereto sets forth an example of the calculation of the Net Working Capital.  Such calculation is included for reference purposes only, and neither the Seller nor the Company make any representation or warranty, and will not incur any liability, in respect thereof.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or its Subsidiaries; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current use and operation of the Leased Real Property or Owned Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not materially impair the occupancy or use of the Leased Real Property or Owned Real Property, as applicable for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; (viii) Liens granted to the Debt Financing Sources in connection with the Debt Financing; (ix) nonexclusive licenses of Intellectual Property granted in the ordinary course of business; and (x) Liens set forth on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Taxes” means all (i) Taxes of the Company and/or its Subsidiaries for all Pre-Closing Tax Periods, (ii) Taxes for which the Seller is liable under Section 10.02(c) and (iii) Taxes of any Person for which the Company or any of its Subsidiaries is liable (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined, or unitary group in any Pre-Closing Tax Period or (B) as a transferee or successor, by contract or otherwise (other than pursuant to customary provisions included in credit agreements, purchase and supply agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business) or pursuant to any law, rule or regulation, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date; provided, however, Pre-Closing Taxes shall not include any Taxes to the extent already included as current liabilities in Net Working Capital as finally determined pursuant to Section 1.04 and taken into account in calculating the Final Cash Consideration.

“Proceeding” means any litigation, suit, court action or other adjudicatory proceeding (civil, criminal, arbitral or otherwise).

“Purchaser Fundamental Reps” means those representations and warranties contained in Section 6.01 (Organization and Organizational Power), the first sentence of Section 6.02 (Authorization), Section 6.06 (Brokerage), and Section 6.07 (Investment Representation).

“Required Information” means: (i) an audited consolidated balance sheet of the Company at December 31, 2013 and 2014, the 2012 Audit and audited consolidated income statements, and cash flows statements of the Company for the fiscal years ended December 31, 2013 and 2014, the reports of the Company’s auditors thereon, and confirmation that such auditors are prepared to deliver their consent to use such financial statements in connection with a Debt

Financing (or any Replacement Financing) upon their final review of the applicable registration statement (or other applicable offering document) of the Purchaser that includes or incorporates by reference such financial statements, and an unaudited consolidated balance sheet of the Company as of the last day of the interim fiscal quarter subsequent to December 31, 2014 ended at least 45 days prior to the Closing Date and unaudited consolidated income statements, and cash flows statements of the Company for the interim period subsequent to December 31, 2014 and ended as of the date of the unaudited consolidated balance sheet (and, with respect to the unaudited consolidated statements of income and cash flows, the corresponding period for the prior fiscal year) (each of which interim unaudited financial statements shall have undergone a SAS 100 review), in each case, prepared in accordance in all material respects with Regulation S-X under the Securities Act for offerings of securities on registration statements on Form S-1 (and prepared in a manner that assumes the “significance” of the acquisition of the Company exceeds 50% as contemplated by Rule 3-05(b)(2)(iv) of Regulation S-X); (ii) drafts of customary comfort letters (including customary negative assurances) by auditors of the Company solely with respect to the financial information of the Company, and confirmation that such auditors are prepared to deliver such comfort letters with sufficient notice to allow such auditors to bring down necessary procedures throughout the Marketing Period upon completion of customary procedures; (iii) such other financial, business and other information regarding Company and its Subsidiaries as the Purchaser shall reasonably request from the Company to the extent necessary to allow the Purchaser to prepare unaudited pro forma financial statements of the Purchaser giving effect to the acquisition of the Company that are in all material respects in compliance with and (A) for the periods required by Article 11 of Regulation S-X under the Securities Act for offerings of securities on registration statements on Form S-1 (and prepared in a manner that assumes the “significance” of the acquisition of the Company exceeds 50% as contemplated by Rule 3-05(b)(2)(iv) of Regulation S-X) and (B) for the twelve month period ending on the last day of the Purchaser’s fiscal quarter for which financial statements are necessary to satisfy the condition set forth in paragraph 4 of Exhibit D of the Debt Commitment Letter; (iv) such other business and other information regarding Company and its Subsidiaries as the Purchaser shall reasonably request from the Company, which is of a type and form customarily included in offering materials for Debt Financings in transactions of this type (or Replacement Financings), which information shall be limited to the information regarding the Company that would otherwise be required to be included in a registration statement on Form S-1 filed by the Purchaser with respect to the offering of debt securities, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (which, for the avoidance of doubt and without limiting the foregoing, will include a “management’s discussion and analysis of financial condition and results of operation” with respect to the business of the Company prepared in all material respects in compliance with Regulation S-K) and (v) enter into customary authorization letters (including customary representations and warranties with respect to accuracy of information) for inclusion in any Required Information that authorize the distribution of information provided under clause (i) above to prospective lenders (or in connection with any Replacement Financing).

“Restricted Cash” means the ERA Amount and the Retained Amount, in each case calculated in accordance with GAAP as applied in the Financial Statements.

“Retained Amount” means the amount of Cash which is held as the Retained Amount (as defined in the Merger Agreement) (for the avoidance of doubt, not including the Additional Retained Amount).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Reps” means those representations and warranties contained in the first sentence of Section 5.01 (Organization and Entity Power), Section 5.02 (Authorization), Section 5.03 (Title to Shares), and Section 5.07 (Brokerage).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means $6,466,000.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental under Section 59A of the Code, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax.

“Tax Returns” means any return, report, information return or other document (including schedules, attachments or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Transaction Expenses” means, without duplication, the sum of (i) the amount of sale bonuses, change in control bonuses, retention bonuses or similar bonuses that are incurred or otherwise become payable by the Company, its Subsidiaries, the Seller or its Affiliates upon, and solely by reason of, the consummation of the transactions contemplated by this Agreement; (ii) the amount of any investment banking, accounting, attorney or other professional fees incurred by the Company, its Subsidiaries, the Seller or its Affiliates on or prior to Closing with respect to the transactions contemplated by this Agreement; (iii) the amount of any transaction fees incurred by the Company, its Subsidiaries, the Seller or its Affiliates on or prior to Closing in connection with any of the transactions contemplated by this Agreement; and (iv) the employer’s share of payroll Taxes incurred or otherwise payable by the Company or any of its Subsidiaries in connection with any of the foregoing.

“Transaction Tax Deductions” means any Tax deductions resulting from or attributable to the transactions contemplated hereby (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction related fees, transaction bonuses (or similar amounts) paid to employees, independent contractors, and other service providers, and the payment of Indebtedness or Transaction Expenses), including the deductible portion of any payroll Taxes paid with respect to any of the foregoing, and, for such purpose, the parties agree to apply and make the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such revenue procedure, in each case to the extent such amounts are “more likely than not” deductible.

12.02                 Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                                 Successor Laws.  Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

12.03                 Index of Defined Terms.

Page

2012 Audit	52
280G Stockholder Approval Requirements	32
Additional Retained Amount	52
Adjustment Amount	52
Affiliate	52
Affiliate Agreement	22
Agreement	1
Agreement Dispute	43
Alternative Debt Financing	41
Ancillary Agreements	52
Base Consideration	52
Business Day	52
Cash	52
Claim Notice	50
Closing	3
Closing Cash Consideration	52
Closing Date	3
Closing Transactions	3
Code	18
Company	1
Company Copyrights	16
Company Domain Names	16
Company Fundamental Reps	52
Company Intellectual Property	17
Company Marks	16
Company Patents	16
Company Plans	37
Compliant	53
Confidentiality Agreement	30
Controlling Party	50
Debt Commitment Letter	26
Debt Financing	26
Debt Financing Source Related Parties	53
Debt Financing Sources	26
Disclosure Schedules	6

Divestiture Action	39
Environmental Laws	53
ERA Amount	53
ERISA	18
Estimated Cash	1
Estimated Indebtedness	1
Estimated Net Working Capital Amount	1
Estimated NWC Adjustment Amount	53
Estimated Statement	1
Estimated Transaction Expenses	1
Existing Credit Agreement	53
Federal Health Care Programs	20
Final Cash Consideration	53
Final NWC Adjustment Amount	54
Financial Statements	9
GAAP	54
Governmental Entity	54
GTCR	30
GTCR Limited Guarantors	55
Hazardous Materials	54
Healthcare Regulatory Laws	54
HSR Act	8
Indebtedness	54
Indemnified Person	36
Indemnifying Party	50
Indemnitee	49
Indemnity Cap	49
Intellectual Property	55
K&E	3
Knowledge	55
Latest Balance Sheet	8
Law	55
Leased Real Property	11
Liens	55
Limited Guaranty	55
Losses	55
Marketing Period	56
Material Adverse Effect	56
Merger Agreement”	57
Modification and Amendment Agreement	57
Net Working Capital	57
New Debt Commitment Letter	41
Non-Controlling Party	50
Objections Statement	2
OFAC	21
Outside Date	42
Outstanding Claims	48
Owned Real Property	11
Permitted Liens	57
Person	58
Plan	18
Plans	18
Pre-Closing Tax Period	44
Pre-Closing Taxes	58
Preliminary Statement	2
Privileged Communications	43
Proceeding	58
Purchaser	1
Purchaser Fundamental Reps	58
Purchaser HSR Filing	38
Purchaser Indemnitees	48
Purchaser’s Representatives	30
Registration Holder	19
Registrations	19
Replacement Financing	33
Required Information	58
Restricted Cash	59
Retained Amount	59
Schedule	6
Securities Act	59
Seller	1
Seller Fundamental Reps	59
Seller HSR Filing	31
Seller Indemnitees	48
Services	23
Shares	1
Straddle Period	45
Subsidiary	60
Survival Expiration Date	47
Target Net Working Capital Amount	60
Tax	60
Tax Claim	46
Tax Incentive	14
Tax Refund	47
Tax Returns	60
Third-Party Claim	50
Transaction Expenses	60
Transaction Tax Deductions	60
Transfer Taxes	45
Unaffiliated Party	44
Unaffiliated Party Suit	44
Valuation Firm	2
Waived Amounts	32

ARTICLE XIII

MISCELLANEOUS

13.01                 Representations, Warranties, Covenants and Agreements.

(a)                                 The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, that the Purchaser has been provided sufficient access to the properties, records and personnel of the Company and its Subsidiaries for this purpose, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely and exclusively on the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedules, and the representations and warranties of the Seller expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules.  Such representations and warranties by the Company or the Seller, as applicable, constitute the sole and exclusive representations and warranties of the Company or the Seller, as applicable, to the Purchaser in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by the Company and the Seller.  The Purchaser expressly disclaims reliance on any omissions of any representations and warranties of the Company in Article IV and the Seller in Article V.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER, THE COMPANY OR ITS SUBSIDIARIES MAKES OR PROVIDES, AND THE PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S AND ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information.  The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans.  Accordingly, the Purchaser hereby acknowledges that neither the Seller nor the Company is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that the Purchaser has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plans.  The Purchaser further agrees that (i) neither the Seller nor the Company or any other Person will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information, including any information, document or material made available to the Purchaser in certain “data rooms,” management presentations, the confidential information memorandum, or any other form in expectation of the transactions contemplated by this Agreement, including liability related to the completeness or accuracy of any such information, and (ii) the Purchaser has not relied on any such information.

13.02                 Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto (or any Affiliate of a party hereto) without the joint approval of the Purchaser and the Seller, unless required by Law or the listing requirements of the Nasdaq (on the reasonable advice of counsel) in which case the Purchaser and the Seller shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent reasonably practicable.  For the avoidance of doubt, the parties acknowledge and agree that the Seller and its Affiliates may provide general information about the subject matter of this Agreement in connection with their fund raising, marketing, informational or reporting activities.  Notwithstanding anything contained herein to the contrary, unless required by Law or the listing requirements of the Nasdaq (on the reasonable advice of counsel), the Purchaser, and after the Closing, the Company, shall not use the name or mark of any post-Closing Affiliates of the Seller, or any abbreviation, variation or derivative thereof, in any press release, public announcement or similar public document or communication relating to the transactions contemplated by this Agreement without the express written consent of the Seller or, in the event the Seller ceases to exist, GTCR.

13.03                 Expenses.  Except as otherwise expressly provided herein, the Company, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses and, in the case of the Company, the expenses of the Seller) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Purchaser shall pay the Transaction Expenses as provided in Section 2.02(d).

13.04                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile machine to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.

Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser and, after the Closing, the Company:

AMAG Pharmaceuticals, Inc.
1100 Winter Street

Waltham, Massachusetts 02451

Attention:	Frank E. Thomas
Facsimile:	(617) 812-1659

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention:	Stuart M. Cable
Facsimile:	(617) 523-1231

Notices to the Seller and, prior to the Closing, the Company:

GTCR LLC

300 North LaSalle

Chicago, Illinois 60654

Attention:	Constantine S. Mihas
Sean L. Cunningham
Facsimile:	(312) 382-2201

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention:	Sanford E. Perl, P.C.
Michael H. Weed, P.C.
Facsimile:	(312) 862-2200

Or to such other address with respect to a party as such party notifies the other in writing as above provided.

13.05                 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (a) the Purchaser without the prior written consent of, prior to the Closing, the Company or, after Closing, the Seller, or (b) the Seller or the Company without the prior written consent of the Purchaser.  Notwithstanding the foregoing, (i) the Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates and (ii) each of the Purchaser and the Company may collaterally assign its rights under this Agreement to any lender providing financing to the Purchaser or, following the Closing, the Company, in each case, without such consent or any further action on the part of either the Company or the Seller.

13.06                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

13.07                 References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  The phrase “ordinary course of business” means “ordinary course of business consistent with past practice.”  Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.

13.08                 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face.  Any information set forth in any Schedule or incorporated in any Section of the Agreement shall, to the extent its relevance is reasonably apparent on its face, be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article IV or Article V of the Agreement whether or not such representations and warranties refer to such Schedule or any Schedule; provided that the disclosures and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in Article IV or Article V.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).  For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company and located at https://datasite.merrillcorp.com, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.

13.09                 Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller.  Notwithstanding anything herein to the contrary, any amendment or modification of this Section 13.09 or Section 13.11, Section 13.15, Section 13.16, Section 13.17 or Section 13.19 that is adverse to the Debt Financing Sources or Debt Financing Source Related Parties shall not be made without the prior written consent of such Debt Financing Sources.

13.10                 Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11                 Third-Party Beneficiaries.  Section 8.03 shall be enforceable by each Indemnified Person and his or her heirs and representatives.  Except as otherwise expressly provided herein, including, without limitation, with respect to the Debt Financing Sources and the Debt Financing Sources Related Parties, which shall be express third party beneficiaries of and shall be entitled to enforce the provisions (solely as such provision relates to such Debt Financing Sources and Debt Financing Sources Related Parties in such capacity as third party beneficiary) of this Section 13.11 or Section 13.09, Section 13.15, Section 13.16, Section 13.17 or Section 13.19, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

13.12                 Purchaser Deliveries.  The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s Representatives shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.

13.13                 Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re—execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

13.14                 Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.15                 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.16                 Jurisdiction.  Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.04 shall be deemed effective service of process on such party.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER THE DEFINITIVE DEBT DOCUMENTS, THE PERFORMANCE OF ANY THEREOF OR THE DEBT FINANCING, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND THAT THE PROVISIONS OF SECTION 13.17 RELATING TO THE WAIVER OF JURY TRIAL SHALL APPLY TO ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM.

13.17                 Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING

UNDER THIS AGREEMENT OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO AND/OR THE DEBT FINANCING SOURCES AND/OR THE DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THIS AGREEMENT OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT AND/OR ANY DEBT COMMITMENT LETTER OR OTHER FINANCING COMMITMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.18                 Non-Recourse. Except as expressly set forth herein and in the Limited Guaranty, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement or any Subsidiary of Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.

13.19                 Specific Performance.

(a)                                 Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

(b)                                 To the extent any party hereto brings any Proceeding before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus five (5) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Seller, the Company, any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives, or any Person claiming by, through or under any such Person, shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Seller, the Company, any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives, or any Person claiming by, through or under any such Person for any obligations or liabilities of the Seller or the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that nothing in this clause (ii) shall affect in any manner the express rights of the Company, its Subsidiaries and their respective post-Closing Affiliates following the Closing pursuant to the definitive documentation entered into in connection with the funding of the Debt Financing.

13.20                 Time is of the Essence. The parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

The Company:	CBR ACQUISITION HOLDINGS CORP.

	By:	/s/ Michael Johnson
Name: Michael Johnson
Title: Chief Financial Officer

The Purchaser:	AMAG PHARMACEUTICALS, INC.

	By:	/s/ William K. Heiden
Name: William K. Heiden
Title: Chief Executive Officer

The Seller:	CBR HOLDCO, LLC

	By:	/s/ Benjamin Daverman
Name: Benjamin Daverman
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement